Exhibit 10.1

Execution Version

[Published CUSIP Number: 51680PAA2]

SECOND AMENDED AND RESTATED

CREDIT AGREEMENT

dated as of

July 7, 2010

among

LAREDO PETROLEUM, INC., as Borrower,

The Financial Institutions Listed on Schedule 1 hereto,

as Banks,

BANK OF AMERICA, N.A., as Administrative Agent,

WELLS FARGO BANK, N.A., as Syndication Agent,

JPMORGAN CHASE BANK, N.A., BANK OF MONTREAL and UNION BANK, N.A.,
as Co-Documentation Agents

and

BANC OF AMERICA SECURITIES LLC

as Sole Lead Arranger

$500,000,000 REVOLVING CREDIT FACILITY

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EXHIBITS

Exhibit A	—	Form of Note
Exhibit B	—	Form of Request for Borrowing
Exhibit C	—	Form of Request for Letter of Credit
Exhibit D	—	Form of Rollover Notice
Exhibit E	—	Form of Certificate of Ownership Interests
Exhibit F	—	Form of Financial Officer’s Compliance Certificate
Exhibit G	—	Form of Assignment and Assumption Agreement
Exhibit H	—	Form of Security Agreement
Exhibit I	—	Form of Facility Guaranty

SCHEDULES

Schedule 1	—	Banks
Schedule 2	—	Litigation
Schedule 3	—	Organizational Information and Structure
Schedule 4	—	Existing Letters of Credit

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SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT is entered into effective as of July 7, 2010, among Laredo Petroleum, Inc., a Delaware corporation (“Borrower”), Bank of America, N.A., a national banking association, as Administrative Agent (“Administrative Agent”), Wells Fargo Bank, N.A., as Syndication Agent, JPMorgan Chase Bank, N.A., Bank of Montreal and Union Bank, N.A., as Co-Documentation Agents, and the financial institutions listed on Schedule 1 hereto as Banks.

WITNESSETH:

WHEREAS, Borrower has requested that Banks (as hereinafter defined) provide Borrower with a revolving credit facility, and such Banks are willing to provide such credit facility and make such loan upon the terms and subject to the conditions set forth herein; and

WHEREAS, pursuant to Article XII of this Agreement, Bank of America, N.A. has been appointed Administrative Agent for Banks hereunder.

NOW, THEREFORE, in consideration of the premises, the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, Administrative Agent and Banks hereby agree as follows:

ARTICLE I
TERMS DEFINED

Section 1.1                                      Definitions. The following terms, as used herein, have the following meanings:

“Adjusted Base Rate” means, on any day, the sum of (a) the greatest of (i) the Base Rate in effect on such day, (ii) the sum of (A) the Federal Funds Rate in effect on such day, plus (B) one half of one percent (.5%), or (iii) except during a Eurodollar Unavailability Period, the Adjusted LIBOR Rate plus 1.0% per annum, plus (b) the Market Disruption Spread, if applicable. Each change in the Adjusted Base Rate shall become effective automatically and without notice to Borrower or any Bank upon the effective date of each change in the Federal Funds Rate, the Base Rate or the Adjusted LIBOR Rate, as the case may be.

“Adjusted Base Rate Borrowing” means any Borrowing which will constitute an Adjusted Base Rate Tranche.

“Adjusted Base Rate Tranche” means the portion of the principal of any Loan bearing interest with reference to the Adjusted Base Rate.

“Adjusted LIBOR Rate” applicable to any Interest Period, means a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the next higher 1/16 of 1%) by dividing (a) the applicable LIBOR Rate by (b) 1.00 minus the Eurodollar Reserve Percentage.

“Administrative Agent” means Bank of America, N.A. in its capacity as Administrative Agent for Banks hereunder or any successor thereto.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance Payment Contract” means any contract whereby any Credit Party either (a) receives or becomes entitled to receive (either directly or indirectly) any payment (an “Advance Payment”) to be applied toward payment of the purchase price of Hydrocarbons produced or to be produced from Mineral Interests owned by any Credit Party and which Advance Payment is paid or to be paid in advance of actual delivery of such production to or for the account of the purchaser regardless of such production, or (b) grants an option or right of refusal to the purchaser to take delivery of such production in lieu of payment, and, in either of the foregoing instances, the Advance Payment is, or is to be, applied as payment in full for such production when sold and delivered or is, or is to be, applied as payment for a portion only of the purchase price thereof or of a percentage or share of such production; provided that inclusion of the standard “take or pay” provision in any gas sales or purchase contract or any other similar contract shall not, in and of itself, constitute such contract as an Advance Payment Contract for the purposes hereof.

“Affiliate” means, as to any Person, any Subsidiary of such Person, or any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership interests, or by contract or otherwise.

“Agents” means Administrative Agent and any other agent appointed under this Agreement.

“Aggregate Maximum Credit Amount” at any time shall equal the sum of the Maximum Credit Amounts, as the same may be increased, reduced or terminated from time to time in accordance with the terms hereof.

“Agreement” means this Second Amended and Restated Credit Agreement, including the Schedules and Exhibits hereto, and as the same may from time to time be amended, modified, supplemented or restated.

“Applicable Environmental Law” means any Law, statute, ordinance, rule, regulation, order or determination of any Governmental Authority or any board of fire underwriters (or other body exercising similar functions), affecting any real or personal property owned, operated or leased by any Credit Party or any other operation of any Credit Party in any way pertaining to health, safety or the environment, including all applicable zoning ordinances and building codes, flood disaster Laws and health, safety and environmental Laws and regulations, and further including (a) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (as amended from time to time, herein referred to as “CERCLA”), (b) the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Recovery Act of 1976, as amended by the Solid Waste Disposal Act of 1980, and the Hazardous

and Solid Waste Amendments of 1984 (as amended from time to time, herein referred to as “RCRA”), (c) the Safe Drinking Water Act, as amended, (d) the Toxic Substances Control Act, as amended, (e) the Clean Air Act, as amended, (f) the Occupational Safety and Health Act of 1970, as amended, (g) the Laws, rules and regulations of any state having jurisdiction over any real or personal property owned, operated or leased by any credit Party or any other operation of any Credit Party which relates to health, safety or the environment, as each may be amended from time to time, and (h) any federal, state or municipal Laws, ordinances or regulations which may now or hereafter require removal of asbestos or other hazardous wastes or impose any liability related to asbestos or other hazardous wastes. The terms “hazardous substance”, “petroleum”, “release” and “threatened release” have the meanings specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA; provided that, in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment with respect to all provisions of this Agreement; provided further that, to the extent the Laws of the state in which any real or personal property owned, operated or leased by any Credit Party is located establish a meaning for “hazardous substance”, “petroleum”, “release”, “solid waste” or “disposal” which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply in so far as such broader meaning is applicable to the real or personal property owned, operated or leased by any such Credit Party and located in such state.

“Approved Petroleum Engineer” means Ryder Scott Company, L.P. or another reputable firm of independent petroleum engineers as shall be selected by Borrower and approved by Required Banks, such approval not to be unreasonably withheld.

“Applicable Margin” means, on any date, with respect to each Eurodollar Tranche or Adjusted Base Rate Tranche, an amount determined by reference to the ratio of Outstanding Revolving Credit to the Borrowing Base, on such date, in accordance with the table below:

Pricing Level	Ratio of Outstanding Revolving Credit to Borrowing Base	Applicable Margin for Eurodollar Tranches	Applicable Margin for Adjusted Base Rate Tranches
I	>90%	3.50%	2.500%
II	>66% but<90%	3.25%	2.250%
III	>33% but <66%	3.00%	2.000%
IV	<33%	2.75%	1.750%

Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change; provided that, if at any time Borrower fails to deliver a Reserve Report pursuant to Section 4.1, then the “Applicable Margin” means the rate per annum set forth on the grid when the Ratio of Outstanding Revolving Credit to the Borrowing Base is at its highest level.

“Arranger” means Banc of America Securities LLC, in its capacity as sole lead Arranger.

“Asset Disposition” means the sale, assignment, lease, license, transfer, exchange or other disposition by any Credit Party of all or any portion of its right, title and interest in any Borrowing Base Property.

“Assignee” has the meaning given such term in Section 14.8(c).

“Assignment and Assumption Agreement” has the meaning given such term in Section 14.8(c).

“Authorized Officer” means, as to any Person, its Chairman, Chief Executive Officer, Chief Financial Officer, Vice-Chairman, President, Executive Vice President(s), Senior Vice President(s) or Vice President duly authorized to act on behalf of such Person.

“Bank” means any financial institution listed on Schedule 1 hereto as having a Commitment, and its successors and assigns, and “Banks” shall mean all Banks.

“Base Rate” means the fluctuating rate of interest in effect for such day as publicly announced from time to time by Bank of America, N.A. as its “prime rate.” The “prime rate” is a rate set by Bank of America, N.A. based upon various factors including Bank of America, N.A.’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America, N.A. shall take effect at the opening of business on the day specified in the public announcement of such change.

“Borrower” means Laredo Petroleum, Inc., a Delaware corporation.

“Borrowing” means any disbursement to Borrower under, or to satisfy the obligations of any Credit Party under, any of the Loan Papers.

“Borrowing Base” means, at any time, an amount determined in accordance with Article IV.

“Borrowing Base Deficiency” means, as of any date, the amount, if any, by which (a) the Outstanding Revolving Credit on such date, exceeds (b) the Borrowing Base in effect on such date; provided that, for purposes of computing the existence and amount of any Borrowing Base Deficiency, Letter of Credit Exposure will not be deemed to be outstanding to the extent funds have been deposited with Administrative Agent to secure such Letter of Credit Exposure pursuant to Section 2.1(b).

“Borrowing Base Properties” means all Mineral Interests evaluated by Banks for purposes of establishing the Borrowing Base. The Borrowing Base Properties on the Effective Date constitute all of the Mineral Interests described in the Initial Reserve Report.

“Borrowing Date” means the Eurodollar Business Day or the Business Day, as the case may be, upon which the proceeds of any Borrowing are made available to Borrower or to satisfy the obligations of Borrower or any other Credit Party.

“Business Day” means any day except a Saturday, Sunday or other day on which national banks in New York, New York or Houston, Texas are authorized by Law to close.

“Capital Lease” means, for any Person as of any date, any lease of property, real or personal, which would be capitalized on a balance sheet of the lessee prepared as of such date in accordance with GAAP.

“Certificate of Ownership Interests” means a Certificate of Ownership Interests in the form of Exhibit E attached hereto to be executed and delivered by an Authorized Officer of Borrower pursuant to Section 6.1(a)(vi).

“Change of Control” means the occurrence of any of the following whether voluntary or involuntary, including by operation of law: (a) any Credit Party other than Parent or Borrower shall cease to be a wholly-owned Subsidiary of Borrower, (b) Borrower ceases to be a direct, wholly-owned Subsidiary of Parent, (c) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than the Permitted Holders, of Equity representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity of Parent, (d) occupation of a majority of the seats (other than vacant seats) on the board of directors of Parent by Persons who were neither (i) nominated by the board of directors of Parent or in accordance with the Unit Subscription Agreement of Parent dated May 21, 2007 or the Series A-2 Preferred Unit Subscription Agreement of Parent dated October 15, 2008 nor (ii) appointed by directors so nominated, or (e) the acquisition of direct or indirect control of Parent by any Person or group other than the Permitted Holders.

“Closing Date” means July 7, 2010.

“Closing Transactions” means the transactions to occur on the Effective Date pursuant to this Agreement and otherwise, including the closing of the financing contemplated by the Second Lien Loan Documents and the incurrence of $100,000,000 of Debt by the Borrower pursuant to the Second Lien Notes.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, with respect to any Bank, the commitment of such Bank to make Loans and to acquire participations in Letters of Credit hereunder, as such amount may be terminated, reduced or increased from time to time in accordance with the provisions hereof. The amount representing each Bank’s Commitment shall at any time be the lesser of such Bank’s Maximum Credit Amount and such Bank’s Commitment Percentage of the then effective Borrowing Base.

“Commitment Fee Percentage” means, on any date, the percentage determined pursuant to the table below based on the ratio of the Outstanding Revolving Credit on such date to the Borrowing Base on such date:

Pricing Level	Ratio of Outstanding Revolving Credit to Borrowing Base	Commitment Fee Percentage
I	>90%	0.500%
II	>66% but <90%	0.500%
III	>33% but <66%	0.500%
IV	<33%	0.500%

“Commitment Percentage” means, with respect to any Bank at any time, the Commitment Percentage for such Bank set forth on Schedule 1 hereto.

“Consolidated Current Assets” means, for any Person at any time, the sum of (a) the current assets of such Person and its Consolidated Subsidiaries at such time, plus (b) in the case of Borrower, the Revolving Availability at such time. For purposes of this definition, any non-cash assets resulting from the requirements of ASC 815 for any period of determination shall be excluded from the determination of current assets of such Person and its Consolidated Subsidiaries.

“Consolidated Current Liabilities” means, for any Person at any time, the current liabilities of such Person and its Consolidated Subsidiaries at such time. For purposes of this definition, any non-cash liabilities resulting from the requirements of ASC 815 for any period of determination shall be excluded from the determination of current liabilities of such Person and its Consolidated Subsidiaries.

“Consolidated EBITDAX” means, for any Person for any period, the Consolidated Net Income of such Person for such period, (a) plus each of the following, to the extent deducted in determining Consolidated Net Income, determined for such Person and its Consolidated Subsidiaries on a consolidated basis for such period: (i) any provision for (or less any benefit from) income or franchise Taxes; (ii) Consolidated Net Interest Expense; (iii) depreciation, depletion and amortization expense; (iv) exploration expenses; and (v) other non-cash charges to the extent not already included in the foregoing clauses (ii), (iii), or (iv), and (b) minus all non-cash income to the extent included in determining Consolidated Net Income.

“Consolidated Net Income” means, for any Person as of any period, the net income (or loss) of such Person and its Consolidated Subsidiaries for such period determined in accordance with GAAP, but excluding: (a) the income of any other Person (other than its Consolidated Subsidiaries) in which such Person or any of its Subsidiaries has an ownership interest, unless received by such Person or its Consolidated Subsidiaries in a cash distribution; (b) any after-tax gains attributable to asset dispositions; (c) to the extent not included in clauses (a) and (b) above, any after-tax (i) extraordinary gains (net of extraordinary losses), or (ii) non-cash nonrecurring gains; and (d) non-cash or nonrecurring charges to the extent not already included in clauses (a), (b), or (c) of this definition.

“Consolidated Net Interest Expense” means, for any Person for any period, the remainder of the following for such Person and its Consolidated Subsidiaries for such period: (a) interest expense, minus (b) interest income.

“Consolidated Subsidiary” or “Consolidated Subsidiaries” means, for any Person, at any time, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements as of such time.

“Conversion Date” has the meaning set forth in Section 2.5(c).

“Credit Parties” means, collectively, Parent, Borrower, and each direct or indirect Subsidiary of Borrower, and “Credit Party” means any one of the foregoing.

“Current Financials” means (a) the most recent annual audited consolidated balance sheet of Parent and the related consolidated statements of operations and cash flow delivered to Banks hereunder, and (b) the most recent quarterly unaudited consolidated balance sheet of Parent and the related consolidated statements of operations and cash flow delivered to Banks hereunder.

“Debt” of any Person means, without duplication: (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all other indebtedness (including obligations under Capital Leases, other than Capital Leases which are usual and customary oil and gas leases) of such Person on which interest charges are customarily paid or accrued, (d) all Guarantees by such Person, (e) the unfunded or unreimbursed portion of all letters of credit issued for the account of such Person, (f) any amount owed by such Person representing the deferred purchase price for property or services acquired by such Person other than trade payables incurred in the ordinary course of business which are not more than ninety (90) days past the invoice date, (g) all obligations of such Person secured by a Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, and (h) all liability of such Person as a general partner of a partnership for obligations of such partnership of the nature described in (a) through (g) preceding.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means a rate per annum during the period commencing on the due date until such amount is paid in full equal to the sum of (a) two percent (2%), plus (b) the Adjusted Base Rate plus the Applicable Margin then in effect for Adjusted Base Rate Borrowings (provided that, if such amount in default is principal of a Borrowing subject to a Eurodollar Tranche and the due date is a day other than the last day of an Interest Period therefor, the “Default Rate” for such principal shall be, for the period from and including the due date and to but excluding the last day of the Interest Period therefor, (i) two percent (2%), plus (ii) the Applicable Margin then in effect for Eurodollar Borrowings, plus (iii) the LIBOR Rate for such Borrowing for such Interest Period as provided in Section 2.5, and thereafter, the rate provided for above in this definition).

“Defaulting Bank” means any Bank that (a) has failed to fund any portion of the Loans or participations in Letters of Credit required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Bank any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy, conservatorship, receivership or insolvency proceeding.

“Determination” means any Periodic Determination or Special Determination (including any Determination pursuant to Section 4.6, Section 4.7 or Section 4.8).

“Determination Date” means (a) each May 1 and November 1, commencing November 1, 2010, and (b) with respect to any Special Determination, the first day of the first month which is not less than 30 days following the date of a request for a Special Determination. The Effective Date shall also constitute a Determination Date for purposes of this Agreement.

“Distribution” by any Person, means (a) with respect to any stock issued by such Person or any partnership, joint venture, limited liability company, membership or other equity ownership interest of such Person, the retirement, redemption, purchase, or other acquisition for value of any such stock, partnership, joint venture, limited liability company, membership or other equity ownership interest, (b) the declaration or payment of any dividend or other distribution on or with respect to any stock, partnership, joint venture, limited liability company, membership or other equity ownership interest of any Person, and (c) any other payment by such Person with respect to such stock, partnership, joint venture, limited liability company, membership or other equity ownership interest.

“Documentary Taxes” means any and all present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies arising from any payment made by the Borrower or any guarantor hereunder or from the execution, delivery or enforcement of this Agreement or any other Loan Paper.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Lending Office” means, as to each Bank, its office identified on Schedule 1 hereto as its Domestic Lending Office or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to Borrower and Administrative Agent.

“Effective Date” means the date on which the conditions specified in Section 6.1 are satisfied (or waived in accordance with Section 14.2).

“Environmental Complaint” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other communication from any federal, state or municipal authority or any other party against any Credit Party involving (a) a Hazardous Discharge from, onto or about any real property owned, leased or operated at any time by any Credit Party, (b) a Hazardous Discharge caused, in whole or in part, by any Credit Party or by any Person acting on behalf of or at the instruction of any Credit Party, or (c) any violation of any Applicable Environmental Law by any Credit Party.

“Environmental Liability” means any liability, loss, fine, penalty, charge, Lien, damage, cost, or expense of any kind that results directly or indirectly, in whole or in part (a) from the violation of any Applicable Environmental Law, (b) from the release or threatened release of any Hazardous Substance, (c) from removal, remediation, or other actions in response to the release or threatened release of any Hazardous Substance, (d) from actual or threatened damages to natural resources, (e) from the imposition of injunctive relief or other orders, (f) from personal injury, death, or property damage which occurs as a result of any Credit Party’s use, storage, handling, or the release or threatened release of a Hazardous Substance, or (g) from any environmental investigation performed at, on, or for any real property owned by any Credit Party.

“Equity” means shares of capital stock or a partnership, profits, capital or member interest, or options, warrants or any other right to substitute for or otherwise acquire the capital stock or a partnership, profits, capital or member interest of any Credit Party.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with Borrower or any Credit Party would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“Eurodollar Borrowing” means any Borrowing which will constitute a Eurodollar Tranche.

“Eurodollar Business Day” means any Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

“Eurodollar Lending Office” means, as to each Bank, its office, branch or Affiliate located at its address identified on Schedule 1 hereto as its Eurodollar Lending Office or such other office, branch or Affiliate of such Bank as it may hereafter designate as its Eurodollar Lending Office by notice to Borrower and Administrative Agent.

“Eurodollar Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York, New York in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Tranches is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents). The Adjusted LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Tranche” means, with respect to any Interest Period, any portion of the principal amount outstanding under the Loans which bears interest at a rate computed by reference to the Adjusted LIBOR Rate for such Interest Period.

“Eurodollar Unavailability Period” means any period of time during which a notice delivered to the Borrower in accordance with Section 13.1(a) shall remain in force and effect.

“Event of Default” has the meaning set forth in Section 11.1.

“Excluded Taxes” means, with respect to the Administrative Agent, any Bank, any Participant, any Assignee or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any guarantor hereunder or under any other Loan Papers, (a)

income or franchise taxes imposed on (or measured by) its net income by the United States of America or such other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Bank, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower or any guarantor is located and (c) in the case of a Bank, Participant or Assignee described in Section 3.4, any withholding tax attributable to such Persons’ failure to comply with its representations, covenants or obligations set forth in Section 3.4, except to the extent that such Bank, Participant or Assignee was entitled, at the time of designation of a new lending office (or Assignment or Participation) to receive additional amounts with respect to such withholding tax pursuant to the second sentence of Section 13.6.

“Exhibit” refers to an exhibit attached to this Agreement and incorporated herein by reference, unless specifically provided otherwise.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of July 29, 2008, among Laredo Petroleum, Inc., a Delaware corporation, the Banks from time to time party thereto, and Bank of America, N.A., as Administrative Agent, (as amended, supplemented or otherwise modified prior to the Effective Date).

“Existing Letters of Credit” means the letters of credit listed on Schedule 4.

“Facility Guaranty” means the Guaranty substantially in the form of Exhibit I attached hereto to be executed by Parent and each existing and future Subsidiary of Borrower in favor of Banks, pursuant to which Parent and each such Subsidiary guarantees payment and performance in full of the Obligations, and each joinder or supplement thereto now or hereafter executed.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means the letter agreement dated as of June 14, 2010 between Borrower and the Administrative Agent.

“Fiscal Quarter” means the three-month periods ending March 31, June 30, September 30 or December 31 of each Fiscal Year.

“Fiscal Year” means a twelve-month period ending December 31.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.2.

“Gas Balancing Agreement” means any agreement or arrangement whereby any Credit Party, or any other party having an interest in any Hydrocarbons to be produced from Mineral Interests in which any Credit Party owns an interest, has a right to take more than its proportionate share of production therefrom.

“Governmental Authority” means any court or governmental department, commission, board, bureau, agency or instrumentality of any nation or of any province, state, commonwealth, nation, territory, possession, county, parish or municipality, whether now or hereafter constituted or existing.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions, by “comfort letter” or other similar undertaking of support or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Discharge” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of any Hazardous Substance from or onto any real property owned, leased or operated at any time by any Credit Party or any real property owned, leased or operated by any other party.

“Hazardous Substance” means any pollutant, toxic substance, hazardous waste, compound, element or chemical that is defined as hazardous, toxic, noxious, dangerous or infectious pursuant to any Applicable Environmental Law or which is otherwise regulated by any Applicable Environmental Law.

“Hedge Agreement” means, collectively, any agreement, instrument, arrangement or schedule or supplement thereto evidencing any Hedge Transaction.

“Hedge Transaction” means any commodity, interest rate, currency or other swap, option, collar, futures contract or other contract pursuant to which a Person hedges risks or manages costs related to commodity prices, interest rates, currency exchange rates, securities prices or financial market conditions. Hedge Transactions expressly include Oil and Gas Hedge Transactions.

“Hedge Transaction Letters of Credit” means Letters of Credit issued to secure Borrower’s obligations to counterparties under Oil and Gas Hedge Transactions.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasolines, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith, and all products, by-products and all other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including sulphur, geothermal steam, water, carbon dioxide, helium, and any other minerals, ores, or substances of value, and the products and proceeds therefrom.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Initial Borrowing Base” means a Borrowing Base in the amount of $220,000,000, which shall be in effect during the period commencing on the Effective Date and continuing until the first Determination after the Effective Date.

“Initial Reserve Report” means an internal engineering analysis of the Borrowing Base Properties evaluated by Banks for purposes of establishing the Initial Borrowing Base, dated December 31, 2009, prepared by Borrower and delivered to the Banks prior to the Closing Date.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of even date herewith, by and among the Administrative Agent, the administrative agent under the Second Lien Term Loan Documents, the Borrower and each Guarantor party thereto, as amended, modified or replaced from time to time.

“Interest Option” has the meaning given such term in Section 2.5(c).

“Interest Period” means, with respect to each Eurodollar Tranche, the period commencing on the Borrowing Date or Conversion Date applicable to such Tranche and ending one, two, three, six, or, if available to all Banks, twelve months thereafter, as Borrower may elect in the applicable Request for Borrowing; provided that: (a) any Interest Period which would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day; (b) any Interest Period which begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Eurodollar Business Day of a calendar month; and (c) no Interest Period with respect to any Eurodollar Tranche shall extend past the Termination Date.

“Investment” means, with respect to any Person, any loan, advance, extension of credit, capital contribution to, investment in or purchase of the stock securities of, or interests in, any other Person; provided that, “Investment” shall not include current customer and trade accounts which are payable in accordance with customary trade terms.

“Laws” means all applicable statutes, laws, ordinances, regulations, orders, writs, injunctions or decrees of any state, commonwealth, nation, territory, possession, county, township, parish, municipality or Governmental Authority.

“Lending Office” means, as to any Bank, its Domestic Lending Office or its Eurodollar Lending Office, as the context may require.

“Letter of Credit Application” has the meaning given such term in Section 2.1(b).

“Letter of Credit Exposure” of any Bank means, collectively, such Bank’s aggregate participation in (a) the unfunded portion of Letters of Credit outstanding at any time, and (b) the funded but unreimbursed (by Borrower) portion of Letters of Credit outstanding at such time.

“Letter of Credit Fee” means, for any date, with respect to any Letter of Credit issued hereunder, a fee in an amount equal to a percentage of the average daily aggregate amount of Letter of Credit Exposure of all Banks during the Fiscal Quarter (or portion thereof) ending on the date such payment is due (calculated on a per annum basis based on such average daily aggregate Letter of Credit Exposure) determined by reference to the ratio of Outstanding Revolving Credit to the Borrowing Base on such date, in accordance with the table below:

Pricing Level	Ratio of Outstanding Revolving Credit to Borrowing Base	Per Annum Letter of Credit Fee
I	>90%	3.500%
II	>66% but <90%	3.250%
III	>33% but <66%	3.000%
IV	<33%	2.750%

Such fee shall be payable in accordance with the terms of Section 2.12.

“Letter of Credit Fronting Fee” means, with respect to any Letter of Credit issued hereunder, a fee equal to the greater of (a) $500 or (b) .125% per annum of the average daily amount available to be drawn under such Letter of Credit during the Fiscal Quarter (or portion thereof) ending on the date the payment of such fee is due.

“Letter of Credit Issuer” means Bank of America, N.A. and Bank of Oklahoma, N.A., each in its capacity as an issuer of Letters of Credit hereunder (and, in the case of Bank of America, N.A. and Bank of Oklahoma N.A., in their capacity as the issuers of the Existing Letters of Credit), and each such Person’s successors in such capacity, and any other Bank designated by Administrative Agent which (without obligation to do so) consents to issue Letters of Credit hereunder.

“Letter of Credit Period” means the period commencing on the Effective Date and ending five (5) Business Days prior to the Termination Date.

“Letters of Credit” means, collectively, standby letters of credit issued for the account of Borrower pursuant to Section 2.1(b) and shall include the Existing Letters of Credit, in each case as extended or otherwise modified by the applicable Letter of Credit Issuer from time to time.

“LIBOR Rate” means:

(a)                                  For any Interest Period with respect to a Eurodollar Loan, the sum of (i) the rate per annum equal to (A) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time), at approximately 11:00 a.m., London time, two Eurodollar Business Days prior to the commencement of such Interest Period, for dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, or (B) if such published rate is not available at such time for any reason, then the “LIBOR Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by Bank of America, N.A. and with a term equivalent to such Interest Period would be offered by Bank of America, N.A.’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Eurodollar Business Days prior to the commencement of such Interest Period and (ii) the Market Disruption Spread, if any, as of the time of determination.

(b)                                 For any interest rate calculation with respect to a Adjusted Base Rate Loan, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time on the date of determination (provided that if such day is not a Eurodollar Business Day, the next preceding Eurodollar Business Day) for dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate determined by the Administrative Agent to be the rate at which deposits in dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made by Bank of America, N.A. and with a term equal to one month would be offered by Bank of America, N.A.’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination. In the event that the Board of Governors of the Federal Reserve System shall impose a Eurodollar Reserve Percentage with respect to eurodollar deposits of any Bank, then for any period during which such Eurodollar Reserve Percentage shall apply, the LIBOR Rate for purposes of this clause (b) shall be equal to the amount determined above divided by an amount equal to 1.00 minus the Eurodollar Reserve Percentage. The LIBOR Rate for any Eurodollar Loan shall change whenever the Eurodollar Reserve Percentage changes.

“Lien” means with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For purposes of this Agreement, a Credit Party shall be deemed to own subject to a Lien any asset which is acquired or held subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Loan” means a Revolving Loan, and “Loans” means all Revolving Loans.

“Loan Papers” means this Agreement, the Intercreditor Agreement, the Notes, the Facility Guaranty, the Mortgages, the Security Agreement, each other guaranty, security agreement, pledge agreement, or mortgage now or hereafter executed in connection with this Agreement, each Letter of Credit now or hereafter executed and/or delivered, and all other certificates, documents or instruments delivered in connection with this Agreement, as the foregoing may be amended from time to time.

“Margin Regulations” mean Regulations T, U and X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Margin Stock” means “margin stock” as defined in Regulation U.

“Market Disruption Spread” means zero unless a notice delivered pursuant to Section 13.1(b) is in effect, in which case, such spread shall be a rate per annum equal to 0.50%.

“Material Adverse Change” means any circumstance or event that has or would reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise), results of operations, or prospects of any Credit Party, individually or taken as a whole, (b) the right or ability of any Credit Party to fully, completely and timely perform its obligations under the Loan Papers, (c) the validity or enforceability of any Loan Papers against any Credit Party (to the extent a party thereto), or (d) the validity, perfection or priority of any Lien on a material portion of the assets intended to be created under or pursuant to any Loan Paper to secure the Obligations.

“Material Agreement” means any material written or enforceable oral agreement, contract, commitment, or understanding to which a Person is a party, by which such Person is directly or indirectly bound, or to which any assets of such Person may be subject.

“Material Gas Imbalance” means, with respect to all Gas Balancing Agreements to which any Credit Party is a party or by which any Mineral Interest owned by any Credit Party is bound, a net gas imbalance to Borrower or any other Credit Party, individually or taken as a whole in excess of $2,000,000. Gas imbalances will be determined based on written agreements, if any, specifying the method of calculation thereof, or, alternatively, if no such agreements are in existence, gas imbalances will be calculated by multiplying (x) the volume of gas imbalance as of the date of calculation (expressed in thousand cubic feet) by (y) the heating value in btu’s per thousand cubic feet, times the Henry Hub average daily spot price for the month immediately preceding the date of calculation.

“Maximum Credit Amount” means, as to any Bank, the amount set forth opposite such Bank’s name on Schedule 1 under the caption “Maximum Credit Amount”, as such amount may be terminated, reduced or increased from time to time in accordance with the provisions hereof.

“Maximum Lawful Rate” means, for each Bank, the maximum rate (or, if the context so permits or requires, an amount calculated at such rate) of interest which, at the time in question would not cause the interest charged on the portion of the Loans owed to such Bank at such time to exceed the maximum amount which such Bank would be allowed to contract for, charge, take, reserve, or receive under applicable Law after taking into account, to the extent required by applicable Law, any and all relevant payments or charges under the Loan Papers.

“Mineral Interests” means rights, estates, titles, and interests in and to oil and gas leases and any oil and gas interests, royalty and overriding royalty interests, production payments, net profits interests, oil and gas fee interests, and other rights therein, including any reversionary or carried interests relating to the foregoing, together with rights, titles, and interests created by or arising under the terms of any unitization, communitization, and pooling agreements or arrangements, and all properties, rights and interests covered thereby, whether arising by contract, by order, or by operation of Law, which now or hereafter include all or any part of the foregoing.

“Mortgages” means all mortgages, deeds of trust, security agreements, pledge agreements and similar documents, instruments and agreements creating, evidencing, perfecting or otherwise establishing the Liens required by Article V as may have been heretofore or may hereafter be granted or assigned to Administrative Agent to secure payment of the Obligations or any part thereof, all as amended, supplemented, or otherwise modified from time to time. All Mortgages shall be in form and substance reasonably satisfactory to Administrative Agent.

“Net Cash Proceeds” means the remainder of (a) the gross cash proceeds received by any Credit Party from any Asset Disposition (including any associated Hedge Transaction termination receipts) less (b) underwriter discounts and commissions, investment banking fees, legal, accounting and other professional fees and expenses, and other usual and customary transaction costs including associated Hedge Transaction termination payments, in each case only to the extent paid or payable by a Credit Party in cash and related to such Asset Disposition.

“Note” means a promissory note of Borrower, payable to the order of a Bank, in substantially the form of Exhibit A hereto, evidencing the obligation of Borrower to repay to such Bank its Commitment Percentage of the Revolving Loans, together with all modifications, extensions, renewals and rearrangements thereof, and “Notes” means all of the Notes.

“NYMEX Pricing” shall mean, as of any date of determination with respect to any month (i) for crude oil, the closing settlement price for the Light, Sweet Crude Oil futures contract for each month, and (ii) for natural gas, the closing settlement price for the Henry Hub Natural Gas futures contract for such month, in each case as published by New York Mercantile Exchange (NYMEX) on its website currently located at www.nymex.com or any successor thereto (as such pricing may be corrected or revised from time to time by the NYMEX in accordance with its rules and regulations).

“Obligations” means, collectively, all present and future indebtedness, obligations and liabilities, and all renewals and extensions thereof, or any part thereof, of each Credit Party (a) to any Bank or to any Affiliate of any Bank arising pursuant to the Loan Papers, and all interest accrued thereon and costs, expenses and reasonable attorneys’ fees incurred in the enforcement or collection thereof, and (b) arising under or in connection with any Hedge Transaction (i) existing on the date of this Agreement between a Credit Party and any counterparty that is a Bank or an Affiliate of a Bank on the date of this Agreement or (ii) entered into on or after the date of this Agreement between any Credit Party and any counterparty that is or was, at the time such Hedge Transaction was entered into, a Bank or an Affiliate of a Bank, in each case, regardless of whether such indebtedness, obligations and liabilities are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several or joint and several.

“Oil and Gas Hedge Transactions” means a Hedge Transaction pursuant to which any Person hedges the price to be received by it for future production of Hydrocarbons.

“Operating Lease” means any lease, sublease, license or similar arrangement (other than a Capital Lease and other than leases with a primary term of one year or less or which can be terminated by the lessee upon notice of one year or less without incurring a penalty) pursuant to which a Person leases, subleases or otherwise is granted the right to occupy, take possession of, or use property whether real, personal or mixed; provided that, “Operating Lease” shall not include oil, gas or mineral leases entered into or assigned to any Credit Party in the ordinary course of such Credit Party’s business.

“Outstanding Revolving Credit” means, at any time, the sum of (i) the aggregate Letter of Credit Exposure on such date, including the aggregate Letter of Credit Exposure related to Letters of Credit to be issued on such date, plus (ii) the aggregate outstanding principal balance of the Revolving Loans on such date, including the amount of any Borrowing to be made on such date.

“Parent” means Laredo Petroleum, LLC, a Delaware limited liability company. “Participant” has the meaning given such term in Section 14.8(b).

“Periodic Determination” means any determination of the Borrowing Base pursuant to Section 4.2.

“Permitted Encumbrances” means with respect to any asset:

(a)                                  Liens securing the Obligations in favor of Banks or their Affiliates under the Loan Papers;

(b)                                 easements, rights-of-way, and other similar encumbrances, and minor defects in the chain of title that are customarily accepted in the oil and gas financing industry, none of which interfere with the ordinary conduct of the business of any Credit Party or materially detract from the value or use of the property to which they apply;

(c)                                  inchoate statutory or operators’ Liens securing obligations for labor, services, materials and supplies furnished to Mineral Interests which are not delinquent;

(d)                                 mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s Liens and other similar Liens arising by operation of Law or statute in the ordinary course of business which are not delinquent;

(e)                                  Liens arising under production sales contracts, Gas Balancing Agreements and joint operating agreements, in each case that are customary in the oil and gas business, entered into in the ordinary course of business, and taken into account in computing the net revenue interests and working interests of the Credit Parties, to the extent that any such Lien referred to in this clause does not materially impair the use of the property covered by such Lien for the purposes for which such property is held by such Credit Party or materially impair the value of such property subject thereto;

(f)                                    Liens for Taxes or assessments not yet due or not yet delinquent, or, if delinquent, that are being contested in good faith in the normal course of business by appropriate action, as permitted by Section 8.6 and for which adequate reserves under GAAP are being maintained;

(g)                                 royalties, overriding royalties, net profits interests, production payments, reversionary interests, calls on production, preferential purchase rights and other burdens on or deductions from the proceeds of production which are granted in the ordinary course of business in the oil and gas industry, that do not secure Debt for borrowed money and that are taken into account in computing the net revenue interests and working interests of Borrower or any of its Subsidiaries;

(h)                                 Liens securing Permitted Purchase Money Debt, provided that (i) such Liens shall not extend to or encumber any asset of any Credit Party other than those whose purchase was financed with such Permitted Purchase Money Debt and (ii) such Liens shall attach to such purchased assets substantially simultaneously with the purchase of such assets; and

(i)                                     Liens securing the Second Lien Notes and any guaranties thereof as permitted by Section 9.1(d); provided that (1) such Liens securing such Debt shall at all times are subordinate to the Liens securing the Obligations pursuant to the Intercreditor Agreement and (2) both before and after giving effect to the incurrence of any such Lien, the Borrower is in compliance with Section 9.14.

provided that, Liens described in clauses (b) through (g) shall remain “Permitted Encumbrances” only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Banks is to be hereby implied or expressed by the permitted existence of such Permitted Encumbrances.

“Permitted Holders” means, collectively, Warburg Pincus & Co., Warburg Pincus Private Equity IX, L.P., Warburg Pincus Private Equity X O&G, L.P. and Warburg Pincus X Partners, L.P. and any of the foregoing Persons’ Affiliates and any fund managed or administered by any such Person or any of their Affiliates and members of management of Borrower or Parent.

“Permitted Investment” means:

(a)                                  accounts receivable arising in the ordinary course of business;

(b)                                 direct obligations of the United States or any agency thereof, or obligations fully guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof;

(c)                                  commercial paper maturing within one year from the date of creation thereof rated in the highest grade by Standard and Poor’s Corporation or Moody’s Investors Service;

(d)                                 deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Bank or any office located in the United States of any other bank or trust company which is organized under the laws of the

United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by Standard & Poor’s Corporation or Moody’s Investors Service, respectively;

(e)                                  deposits in money market funds investing exclusively in Investments described in clauses (b), (c), or (d) above;

(f)                                    Investments made by a Credit Party in or to another Credit Party other than the Parent;

(g)                                 subject to the limits of Section 8.2, Investments (including capital contributions) in general or limited partnerships or other types of entities (each a “venture”) entered into by any Credit Party with others in the ordinary course of business; provided that (i) any such venture is engaged primarily in oil and gas exploration, development, production, processing and related activities, including transportation, (ii) the interest in such venture is acquired in the ordinary course of business and on fair and reasonable terms, and (iii) such venture interests acquired and capital contributions made (valued as of the date such interest was acquired or the contribution made) do not exceed, in the aggregate at any time outstanding, when aggregated with Investments permitted pursuant to this clause (g)(iii) an amount equal to $1,000,000;

(h)                                 subject to the limits of Section 8.2, Investments in direct ownership interests in additional Mineral Interests and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America;

(i)                                     entry into operating agreements, working interests, royalty interests, mineral leases, processing agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil and natural gas, unitization agreements, pooling arrangements, area of mutual interest agreements, production sharing agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the oil and gas business, excluding, however, Investments in other Persons; provided that, none of the foregoing shall involve the incurrence of any Debt not permitted by Section 9.1;

(j)                                     loans and advances to directors, officers and employees permitted by applicable Law not to exceed $500,000 in the aggregate at any time;

(k)                                  Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this definition, owing to a Credit Party as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of such Credit Party; provided that such Credit Party shall give the Administrative Agent prompt written notice in the event that the aggregate amount of all investments held at any one time under this clause (k) exceeds $2,500,000; and

(l)                                     other Investments not to exceed $500,000 in the aggregate at any time.

“Permitted Purchase Money Debt” means Debt incurred by a Credit Party in the ordinary course of business to finance the purchase of assets, including the interests of a lessor under a Capital Lease, provided that (a) the principal amount of the Debt secured by Liens on the purchased asset shall not exceed 100% of the purchase price of such asset and (b) the aggregate amount of all Debt secured by such Liens shall not exceed $1,000,000.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the Closing Date, sponsored, maintained or contributed to by Borrower, a Credit Party or an ERISA Affiliate.

“Platform” has the meaning specified in Section 8.1.

“Proved Mineral Interests” means, collectively, Proved Producing Mineral Interests, Proved Non-producing Mineral Interests, and Proved Undeveloped Mineral Interests.

“Proved Non-producing Mineral Interests” means all Mineral Interests which constitute proved developed non-producing reserves.

“Proved Producing Mineral Interests” means all Mineral Interests which constitute proved developed producing reserves.

“Proved Undeveloped Mineral Interests” means all Mineral Interests which constitute proved undeveloped reserves.

“Public Bank” has the meaning specified in Section 8.1.

“Recognized Value” means, with respect to Mineral Interests, the value attributed to such Mineral Interests in the most recent Determination of the Borrowing Base pursuant to Article IV (or for purposes of determining the Initial Borrowing Base in the event no such Determination has occurred), based upon the present value discounted at 10% per annum of the estimated net cash flow to be realized from the production of Hydrocarbons from such Mineral Interests.

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Rentals” means amounts payable by a lessee under an Operating Lease.

“Request for Borrowing” means a request by Borrower for a Borrowing in accordance with Section 2.2.

“Request for Letter of Credit” means a request by Borrower for a Letter of Credit in accordance with Section 2.3.

“Required Banks” means (a) as long as the Commitments are in effect, Banks having an aggregate Commitment Percentage of 66-2/3% or more of the Aggregate Maximum Credit Amount, and (b) following termination or expiration of the Commitments, Banks holding 66-2/3% or more of the Outstanding Revolving Credit.

“Required Reserve Value” means Proved Mineral Interests that have a Recognized Value of not less than 80% of the Recognized Value of all Proved Mineral Interests held by Borrower and its Subsidiaries.

“Reserve Report” means an unsuperseded engineering analysis of the Mineral Interests owned by the Borrower and its Subsidiaries in form and substance reasonably acceptable to the Administrative Agent prepared in accordance with customary and prudent practices in the petroleum engineering industry and Financial Accounting Standards Board Statement 69. Each Reserve Report required to be delivered by March 31 of each year pursuant to Section 4.1 shall be audited or prepared by the Approved Petroleum Engineer. Each other Reserve Report shall be prepared by Borrower’s in-house staff. Notwithstanding the foregoing, in connection with any Special Determination requested by Borrower, the Reserve Report shall be in form and scope mutually acceptable to Borrower and the Administrative Agent. For purposes of Section 4.1, and until superseded, the Initial Reserve Report shall be considered a Reserve Report.

“Restricted Payment” means, with respect to any Person: (a) any Distribution by such Person, (b) the retirement, redemption or prepayment prior to the scheduled maturity by such Person or any of the Affiliates of such Person of any subordinated Debt of such Person, and (c) the redemption of such Person’s stock or Equity (other than, in each case, (i) the Obligations and (ii) any Distribution by a Subsidiary of Borrower to Borrower or any other Subsidiary of Borrower).

“Revolving Availability” means, at any time: (a) the Borrowing Base in effect at such time minus (b) the Outstanding Revolving Credit at such time.

“Revolving Loans” means the revolving loans, in an aggregate amount outstanding at any time not to exceed the amount of the Total Commitment then in effect, to be made by Banks to Borrower pursuant to the Commitments of the Banks.

“Rollover Notice” has the meaning given such term in Section 2.5(c).

“Schedule” means a “schedule” attached to this Agreement and incorporated herein by reference, unless specifically indicated otherwise.

“Second Lien Notes” means Second Lien Term Notes in an amount of up to $150,000,000 issued pursuant to the Second Lien Term Loan Agreement, together with all amendments, modifications, replacements, extensions and rearrangements thereof permitted by Section 9.13.

“Second Lien Term Loan Agreement” means that certain Second Lien Term Loan Credit Agreement, dated as of the date hereof, among the Borrower, Wells Fargo Energy Capital, Inc., as the Second Lien Administrative Agent, and the lenders party thereto, together with all amendments, modifications and supplements thereto permitted by Section 9.13.

“Second Lien Term Loan Documents” means the Second Lien Term Loan Agreement, the Second Lien Notes and any “Loan Papers” (as defined therein), in each case, together with all amendments, modifications and supplements thereto permitted by Section 9.13.

“Security Agreement” means a security and pledge agreement substantially in the form of Exhibit H hereto to be executed by Parent, Borrower, and each existing and future Subsidiary of Borrower, together with each other security and pledge agreement or joinder or supplement thereto delivered pursuant to Article V or otherwise, in each case as amended, supplemented, or otherwise modified from time to time

“Special Determination” means any determination of the Borrowing Base pursuant to Article IV or Section 8.11 other than a Periodic Determination.

“Strip Price” shall mean, at any time, (a) for the remainder of the current calendar year, the average NYMEX Pricing for the remaining contracts in the current calendar year, (b) for each of the succeeding three complete calendar years, the average NYMEX Pricing for the twelve months in each such calendar year, and (c) for the succeeding fourth complete calendar year, and for each calendar year thereafter, the average NYMEX Pricing for the twelve months in such fourth calendar year.

“Subsidiary” means, for any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions (including that of a general partner) are at the time directly or indirectly owned, collectively, by such Person and any Subsidiaries of such Person. The term “Subsidiary” shall include Subsidiaries of Subsidiaries (and so on).

“Taxes” means all taxes, assessments, filing or other fees, levies, imposts, duties, deductions, withholdings, stamp taxes, interest equalization taxes, capital transaction taxes, foreign exchange taxes or other charges, or other charges of any nature whatsoever, from time to time or at any time imposed by Law or any federal, state or local governmental agency. “Tax” means any one of the foregoing.

“Termination Date” means July 7, 2014, or any earlier date on which the Commitments are terminated in full pursuant to Section 2.9 or Section 11.1.

“Total Commitment” means all of the Banks’ Commitments.

“Total Debt” means Debt of the Borrower and its consolidated Subsidiaries described in clauses (a) through (e) of the definition of Debt and any Guarantees by such Persons of such types of Debt of others.

“Total Proved PV10%” shall mean, with respect to any Proved Mineral Interests described in the Reserve Report, the net present value, discounted at ten percent (10%) per annum, of the future net revenues expected to accrue to each of the Borrower’s and its Subsidiaries’ collective interest in such Proved Mineral Interests during the remaining expected economic lives of such reserves. Each calculation of such expected future net revenues shall be made in accordance with the then existing standards of the Society of Petroleum Engineers, provided that in any event (i) appropriate deductions shall be made for severance and ad valorem taxes, and for operating, gathering, transportation and marketing costs required for the production and sale of such reserves, (ii) appropriate adjustments shall be made for commodity and basis hedging activities reasonably acceptable to the Administrative Agent, (iii) the pricing assumptions used in determining Total Proved PV10% for any particular reserves shall be based upon the Strip Price and (iv) the cash-flows derived from the pricing assumptions set forth in clauses (ii) and (iii) above shall be further adjusted to account for the historical basis differential in a manner reasonably acceptable to the Administrative Agent; provided however, that for purposes of this calculation, no more than 40% of the Total Proved PV10% shall be attributable to Mineral Interests described in the Reserve Report other than Proved Producing Mineral Interests and any value attributable to such other properties in excess of 40% of Total Proved PV10% shall be disregarded.

“Tranche” means an Adjusted Base Rate Tranche or a Eurodollar Tranche and “Tranches” means Adjusted Base Rate Tranches or Eurodollar Tranches or any combination thereof.

“Type” means with reference to a Tranche, the characterization of such Tranche as an Adjusted Base Rate Tranche or a Eurodollar Tranche based on the method by which the accrual of interest on such Tranche is calculated.

“Warburg” means collectively, Warburg Pincus Private Equity IX, LP, Warburg Pincus Private Equity X O&G L.P. and Warburg Pincus X Partners, L.P.

Section 1.2                                      Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements of Borrower and its Consolidated Subsidiaries delivered to Banks except for changes in which Borrower’s independent certified public accountants concur and which are disclosed to Administrative Agent on the next date on which financial statements are required to be delivered to Banks pursuant to Section 8.1(a) and Section 8.1(b); provided that, unless Borrower and Required Banks shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained in Article X are computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.3             Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

Section 1.4             Interpretation. As used herein, the term “including” in its various forms means including without limitation. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Papers), (b) any reference herein to any Law shall be construed as referring to such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Papers), (d) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable). No provision of this Agreement or any other Loan Paper shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

ARTICLE II
THE CREDIT FACILITIES

Section 2.1             Commitments.

(a)           Subject to Section 2.1(c) and the other terms and conditions set forth in this Agreement, each Bank severally agrees to lend to Borrower from time to time prior to the Termination Date amounts not to exceed in the aggregate at any one time outstanding, the amount of such Bank’s Commitment less such Bank’s Letter of Credit Exposure, to the extent any such Loan would not cause a Borrowing Base Deficiency. Each Borrowing shall (A) be in an aggregate principal amount of $1,000,000 or any larger integral multiple of $100,000, and (B) be made from each Bank ratably in accordance with its respective Commitment Percentage. Subject to the foregoing limitations and the other provisions of this Agreement, Borrower may borrow under this Section 2.1(a), repay amounts borrowed under this Section 2.1(a) and request new Borrowings under this Section 2.1(a).

(b)           The Letter of Credit Issuers will issue Letters of Credit, from time to time during the Letter of Credit Period upon request by Borrower, for the account of Borrower, so long as (i) the sum of (A) the total Letter of Credit Exposure of all Banks then existing, and (B) the amount of the requested Letter of Credit, does not exceed $10,000,000, and (ii) Borrower would be entitled to a Borrowing under Section 2.1(c) and Section 6.2 in the amount of the requested Letter of Credit; provided that, the Letter of Credit Issuers shall not be under any obligation to issue any Letter of Credit if a default of any Bank’s obligations to fund under Section 2.1 exists or any Bank is at such time a Defaulting Bank or Impacted Bank hereunder, unless the Letter of Credit Issuer has entered into arrangements satisfactory to Letter of Credit Issuer with the Borrower or such Bank to eliminate the Letter of Credit Issuer’s risk with respect to such Bank. As used herein, “Impacted Bank” means any Bank as to which (a) the Letter of Credit Issuer has a good faith belief that such Bank has defaulted in fulfilling its obligations under one or more other syndicated credit facilities or (b) an entity that controls such Bank has been deemed insolvent or become subject to a bankruptcy or other similar proceeding. Not less than three Business Days prior to the requested date of issuance of any such Letter of Credit, Borrower shall execute and deliver to Letter of Credit Issuer, Letter of Credit Issuer’s customary letter of credit application (“Letter of Credit Application”). Each Letter of Credit shall be in form and substance acceptable to Letter of Credit Issuer. No Letter of Credit shall have an expiration date later than the earlier of (1) five Business Days prior to the Termination Date and (2) one year from the date of issuance and no Letter of Credit shall be issued in a currency other than U.S. Dollars. Upon the date of issuance of a Letter of Credit, Letter of Credit Issuer shall be deemed to have sold to each other Bank, and each other Bank shall be deemed to have unconditionally and irrevocably purchased from Letter of Credit Issuer, a non-recourse participation in the related Letter of Credit and Letter of Credit Exposure equal to such Bank’s Commitment Percentage of such Letter of Credit and Letter of Credit Exposure. Upon request of any Bank, Administrative Agent shall provide notice to each Bank by telephone, teletransmission or telex setting forth each Letter of Credit issued and outstanding pursuant to the terms hereof and specifying the Letter of Credit Issuer, beneficiary and expiration date of each such Letter of Credit, each Bank’s participation percentage of each such Letter of Credit and the actual dollar amount of each Bank’s participation held by Letter of Credit Issuer(s) thereof for such Bank’s account and risk. In connection with the issuance of Letters of Credit hereunder, Borrower shall pay to Administrative Agent in respect of such Letters of Credit (a) the applicable Letter of Credit Fee in accordance with Section 2.12, (b) the applicable Letter of Credit Fronting Fee in accordance with Section 2.12, and (c) all customary administrative, issuance, amendment, payment, and negotiation charges of the Letter of Credit Issuer; provided that, no such Letter of Credit Fee shall accrue or be deemed to have accrued, or be owing or payable by the Borrower to the Administrative Agent or any Letter of Credit Issuer for the account of any Defaulting Bank with respect to its share of such Letter of Credit Fee in the event the Borrower has entered into an arrangement with or provided cash collateral to the applicable Letter of Credit Issuer with respect to such Letter of Credit Issuer’s risk with respect to such Bank’s obligation to fund its Commitment Percentage share of the aggregate existing Letter of Credit Exposure with respect to such Letter of Credit. Administrative Agent shall distribute the Letter of Credit Fee to Banks in accordance with their respective Commitment Percentages, and Administrative Agent shall distribute the Letter of Credit Fronting Fee, and the charges described in clause (c) of the immediately preceding sentence, to the Letter of Credit Issuer for its own account. Any amendment, modification, renewal or extension of any Letter of Credit shall be deemed to be the issuance of a new Letter of Credit for purposes of this Section 2.1(b).

Upon the occurrence of an Event of Default, Borrower shall, on the next succeeding Business Day, deposit with Administrative Agent such funds as Administrative Agent may request, up to a maximum amount equal to the aggregate existing Letter of Credit Exposure of all Banks. Any funds so deposited shall be held by Administrative Agent for the ratable benefit of all Banks as security for the outstanding Letter of Credit Exposure and the other Obligations, and Borrower will, in connection therewith, execute and deliver such security agreements and other security documents in form and substance satisfactory to Administrative Agent which it may, in its discretion, require. As drafts or demands for payment are presented under any Letter of Credit, Administrative Agent shall apply such funds to satisfy such drafts or demands. When all Letters of Credit have expired and the Obligations have been repaid in full (and the Commitments of all Banks have terminated) or such Event of Default has been cured to the satisfaction of Required Banks, Administrative Agent shall release to Borrower any remaining funds deposited under this Section 2.1(b). Whenever Borrower is required to make deposits under this Section 2.1(b) and fails to do so on the day such deposit is due, Administrative Agent or any Bank may, without notice to Borrower, make such deposit (whether by application of proceeds of any collateral for the Obligations, by transfers from other accounts maintained with any Bank or otherwise) using any funds then available to any Bank of Borrower, any guarantor, or any other Person liable for all or any part of the Obligations.

In the event there exists one or more Defaulting Bank, Borrower shall, on the next succeeding Business Day following request from the Administrative Agent, deposit with Administrative Agent such funds as Administrative Agent may reasonably request, up to a maximum Letter of Credit Exposure attributable to such Defaulting Bank(s) as security for such Defaulting Bank’s Letter of Credit Exposure. As drafts or demands for payment are presented under any Letter of Credit, Administrative Agent shall apply such funds to satisfy drafts or demands attributable to such Defaulting Bank(s). When there are no longer any Defaulting Banks or no longer any Letters of Credit outstanding, the Administrative Agent shall release to the Borrower any remaining funds deposited under this paragraph.

Notwithstanding anything to the contrary contained herein, Borrower hereby agrees to reimburse each Letter of Credit Issuer, in immediately available funds, for any payment or disbursement made by such Letter of Credit Issuer under any Letter of Credit issued by it (x) on the same Business Day such Letter of Credit Issuer makes demand for such reimbursement if such demand is made at or prior to 11:00 a.m. (New York, New York time) and (y) on the next Business Day after such demand for reimbursement if such demand is made after 11:00 a.m. (New York, New York time). Payment shall be made by Borrower with interest on the amount so paid or disbursed by Letter of Credit Issuer from and including the date payment is made under any Letter of Credit to but excluding the date of payment, at the lesser of (i) the Maximum Lawful Rate, or (ii) the Default Rate. The obligations of Borrower under this paragraph will continue until all Letters of Credit have expired and all reimbursement obligations with respect thereto have been paid in full by Borrower and until all other Obligations shall have been paid in full.

The reimbursement obligations of Borrower under this Section 2.1(b) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of the Loan Papers (including any Letter of Credit Application executed pursuant to this Section 2.1(b)) under and in all circumstances whatsoever and Borrower hereby waives any defense to the payment of such reimbursement obligations based on any circumstance whatsoever, including in any case, the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, counterclaim, defense or other rights which Borrower or any other Person may have at any time against any beneficiary of any Letter of Credit, Administrative Agent, any Bank or any other Person, whether in connection with any Letter of Credit or any unrelated transaction; (iii) any statement, draft or other documentation presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (iv) payment by the Letter of Credit Issuer under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; or (v) any other circumstance whatsoever, whether or not similar to any of the foregoing.

As among Borrower on the one hand, Administrative Agent, and each Bank, on the other hand, Borrower assumes all risks of the acts and omissions of, or misuse of Letters of Credit by, the beneficiary of such Letters of Credit. In furtherance and not in limitation of the foregoing, neither Administrative Agent, Letter of Credit Issuer nor any Bank shall be responsible for:

(i)            the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any Person in connection with the application for and issuance of and presentation of drafts with respect to any Letter of Credit, even if it should prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

(ii)           the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign the Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason;

(iii)          the failure of the beneficiary of the Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit;

(iv)          errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher;

(v)           errors in interpretation of technical terms;

(vi)          any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof;

(vii)         the misapplication by the beneficiary of the Letter of Credit of the proceeds of any drawing under such Letter of Credit; or

(viii)        any consequences arising from causes beyond the control of the Administrative Agent or any Bank.

Borrower shall be obligated to reimburse each Letter of Credit Issuer through the Administrative Agent upon demand for all amounts paid under Letters of Credit as set forth in the third paragraph of this Section 2.1(b); provided that, if Borrower for any reason fails to reimburse such Letter of Credit Issuer in full when such reimbursement is required under such paragraph, Banks shall reimburse such Letter of Credit Issuer in accordance with each Bank’s Commitment Percentage for amounts due and unpaid from Borrower as set forth hereinbelow; provided further that, no such reimbursement made by Banks shall discharge Borrower’s obligations to reimburse Letter of Credit Issuer. All reimbursement amounts payable by any Bank under this Section 2.1(b) shall include interest thereon at the Federal Funds Rate, from the date of the payment of such amounts by any Letter of Credit Issuer to but excluding the date of reimbursement by such Bank. No Bank shall be liable for the performance or nonperformance of the obligations of any other Bank under this paragraph. The reimbursement obligations of Banks under this paragraph shall continue after the Termination Date and shall survive termination of this Agreement and the other Loan Papers.

On the Effective Date, without further action by any party hereto, the applicable Letter of Credit Issuer for each Existing Letter of Credit shall be deemed to have granted to each Bank, and each Bank shall be deemed to have acquired from such Letter of Credit Issuer, a participation in each of the Existing Letters of Credit equal to such Bank’s Commitment Percentage of (A) the aggregate amount available to be drawn under such Existing Letters of Credit and (B) the aggregate amount of any outstanding reimbursement obligations in respect thereof. On and after the Effective Date, each of the Existing Letters of Credit shall be a Letter of Credit issued hereunder.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that, with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Application or other document related to such Letter of Credit, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(c)           No Bank will be obligated to lend to Borrower or incur Letter of Credit Exposure under this Section 2.1, and Borrower shall not be entitled to borrow hereunder or obtain Letters of Credit hereunder (i) during the existence of any Borrowing Base Deficiency, or (ii) in an amount which would cause a Borrowing Base Deficiency. Nothing in this Section 2.1(c) shall be deemed to limit any Bank’s obligation to reimburse any Letter of Credit Issuer with respect to such Bank’s participation in Letters of Credit issued by such Letter of Credit Issuer as provided in Section 2.1(b).

Section 2.2             Method of Borrowing.

(a)           In order to request any Borrowing hereunder, Borrower shall hand deliver, telex or telecopy to Administrative Agent a duly completed Request for Borrowing (i) prior to 10:00 a.m. (Central time) at least one (1) Business Day before the Borrowing Date of a proposed Adjusted Base Rate Borrowing, and (ii) prior to 10:00 a.m. (Central time) at least three (3) Eurodollar Business Days before the Borrowing Date of a proposed Eurodollar Borrowing. Each such Request for Borrowing shall be substantially in the form of Exhibit B hereto, and shall specify:

(A)          whether such Borrowing is to be an Adjusted Base Rate Borrowing or a Eurodollar Borrowing;

(B)           the Borrowing Date of such Borrowing, which shall be a Business Day in the case of an Adjusted Base Rate Borrowing, or a Eurodollar Business Day in the case of a Eurodollar Borrowing;

(C)           the aggregate amount of such Borrowing;

(D)          in the case of a Eurodollar Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period;

(E)           the Outstanding Revolving Credit exposure on the date thereof; and

(F)           the pro forma Outstanding Revolving Credit exposure (giving effect to the requested Borrowing).

(b)           Upon receipt of a Request for Borrowing described in Section 2.2(a), Administrative Agent shall promptly notify each Bank (as applicable) of the contents thereof and the amount of the Borrowing to be loaned by such Bank pursuant thereto, and such Request for Borrowing shall not thereafter be revocable by Borrower.

(c)           Not later than 12:00 noon (Central time) on the date of each Borrowing, each Bank shall make available its Commitment Percentage of such Borrowing, in funds immediately available in Boston, Massachusetts to Administrative Agent at its address set forth on Schedule 1 hereto. Unless Administrative Agent determines that any applicable condition specified in Section 6.2 has not been satisfied, Administrative Agent will make the funds so received from Banks available to Borrower at Administrative Agent’s aforesaid address.

Section 2.3             Method of Requesting Letters of Credit.

(a)           In order to request any Letter of Credit hereunder, Borrower shall hand deliver, telex or telecopy to the proposed Letter of Credit Issuer with a copy to the Administrative Agent a duly completed Request for Letter of Credit prior to 10:00 a.m. (Central time) at least three Business Days before the date specified for issuance of such Letter of Credit. Each Request for Letters of Credit shall be substantially in the form of Exhibit C hereto, shall be accompanied by the applicable Letter of Credit Issuer’s duly completed and executed Letter of Credit Application and agreement and shall specify:

(i)            the requested date for issuance of such Letter of Credit;

(ii)           the terms of such requested Letter of Credit, including the name and address of the beneficiary, the stated amount, the expiration date and the conditions under which drafts under such Letter of Credit are to be available;

(iii)          the purpose of such Letter of Credit;

(iv)          the Outstanding Revolving Credit exposure on the date thereof; and

(v)           the pro forma total Outstanding Revolving Credit exposure (giving effect to the requested Letter of Credit issuance).

(b)           Upon receipt of a Request for Letter of Credit described in Section 2.3(a), Administrative Agent shall promptly notify each Bank of the contents thereof, including the amount of the requested Letter of Credit, and such Request for Letter of Credit shall not thereafter be revocable by Borrower.

(c)           No later than 12:00 noon (Central time) on the date specified for the issuance of such Letter of Credit, unless Administrative Agent notifies the applicable Letter of Credit Issuer that any applicable condition precedent set forth in Section 6.2 has not been satisfied, the applicable Letter of Credit Issuer will issue and deliver such Letter of Credit pursuant to the instructions of Borrower.

Section 2.4             Notes. Each Bank’s Commitment Percentage of the Revolving Loans shall be evidenced by a single Note payable to the order of such Bank in an amount equal to such Bank’s Maximum Credit Amount.

Section 2.5             Interest Rates; Payments.

(a)           The principal amount of the Loans outstanding from day to day which is the subject of an Adjusted Base Rate Tranche shall bear interest (computed on the basis of actual days elapsed in a 365 or 366 day year, as applicable) at a rate per annum equal to the sum of (i) the Adjusted Base Rate, plus (ii) the Applicable Margin; provided that in no event shall the rate charged hereunder or under the Notes exceed the Maximum Lawful Rate. Interest on any portion of the principal of the Loans subject to an Adjusted Base Rate Tranche shall be payable as it accrues on the last day of each Fiscal Quarter.

(b)           The principal amount of the Loans outstanding from day to day which is the subject of a Eurodollar Tranche shall bear interest (computed on the basis of actual days elapsed and as if each calendar year consisted of 360 days, unless such computation would exceed the Maximum Lawful Rate in which case interest shall be computed on the basis of actual days elapsed in a 365 or 366 day year, as applicable) for the Interest Period applicable thereto at a rate per annum equal to the sum of (i) the Adjusted LIBOR Rate, plus (ii) the Applicable Margin; provided, that in no event shall the rate charged hereunder or under the Notes exceed the Maximum Lawful Rate. Interest on any portion of the Loans subject to a Eurodollar Tranche having an Interest Period of six (6) or twelve (12) months shall be payable on the last day of such

Interest Period and on the last day of the initial three-month period and, as applicable, each subsequent, three-month period during such Interest Period.

(c)           So long as no Default or Event of Default shall be continuing, subject to the provisions of this Section 2.5, Borrower shall have the option of having all or any portion of the principal outstanding under the Loans borrowed by it be the subject of an Adjusted Base Rate Tranche or one or more Eurodollar Tranches, which shall bear interest at rates based upon the Adjusted Base Rate and the Adjusted LIBOR Rate, respectively (each such option is referred to herein as an “Interest Option”); provided that each Tranche shall be in a minimum amount of $1,000,000 and shall be in an amount which is an integral multiple of $100,000. Each change in an Interest Option made pursuant to this Section 2.5(c) shall, for purposes of determining how much of the Loans are the subject of an Adjusted Base Rate Tranche and how much of the Loans are the subject of Eurodollar Tranches only, be deemed both a payment in full of the portion of the principal of the Loans which was the subject of the Adjusted Base Rate Tranche or Eurodollar Tranche from which such change was made and a Borrowing (notwithstanding that the unpaid principal amount of the Loans is not changed thereby) of the portion of the principal of the Loans which is the subject of the Adjusted Base Rate Tranche or Eurodollar Tranche into which such change was made. Prior to the termination of each Interest Period with respect to each Eurodollar Tranche, Borrower shall give written notice (a “Rollover Notice”) in the form of Exhibit D attached hereto to Administrative Agent of the Interest Option which shall be applicable to such portion of the principal of the Loans upon the expiration of such Interest Period. Such Rollover Notice shall be given to Administrative Agent at least one (1) Business Day, in the case of an Adjusted Base Rate Tranche selection and at least three (3) Eurodollar Business Days, in the case of a Eurodollar Tranche selection, prior to the termination of the Interest Period then expiring. If Borrower shall specify a Eurodollar Tranche, such Rollover Notice shall also specify the length of the succeeding Interest Period (subject to the provisions of the definitions of such term) selected by Borrower. Each Rollover Notice shall be irrevocable and effective upon notification thereof to Administrative Agent. If the required Rollover Notice shall not have been timely received by Administrative Agent, Borrower shall be deemed to have elected that the principal of any Revolving Loan subject to the Interest Period then expiring be the subject of an Adjusted Base Rate Tranche upon the expiration of such Interest Period, and Borrower will be deemed to have given Administrative Agent notice of such election. Subject to the limitations set forth in this Section 2.5(c) on the minimum amount of Eurodollar Tranches, Borrower shall have the right to convert all or part of the Adjusted Base Rate Tranche to a Eurodollar Tranche by giving Administrative Agent a Rollover Notice of such election at least three (3) Eurodollar Business Days prior to the date on which Borrower elects to make such conversion (a “Conversion Date”). The Conversion Date selected by Borrower shall be a Eurodollar Business Day. Notwithstanding anything in this Section 2.5 to the contrary, no portion of the principal of any Revolving Loan which is the subject of an Adjusted Base Rate Tranche may be converted to a Eurodollar Tranche and no Eurodollar Tranche may be continued as such when any Default or Event of Default has occurred and is continuing, but each such Tranche shall be automatically converted to an Adjusted Base Rate Tranche on the last day of each applicable Interest Period. No Eurodollar Tranche may be converted by Borrower into an Adjusted Base Rate Tranche, except at the end of an Interest Period. In no event shall more than ten (10) Interest Periods be in effect with respect to the Loans at any time.

(d)           Notwithstanding anything to the contrary set forth in Section 2.5(a) or Section 2.5(b), all overdue principal of and, to the extent permitted by Law, overdue interest on the Loans and all other Obligations which are not paid in full when due (whether at stated maturity, by acceleration or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full, shall bear interest, at a rate per annum equal to the lesser of (i) the Default Rate, and (ii) the Maximum Lawful Rate. Interest payable as provided in this Section 2.5(d) shall be payable from time to time on demand.

(e)           Administrative Agent shall determine each interest rate applicable to the Loans in accordance with the terms hereof. Administrative Agent shall promptly notify Borrower and Banks by telex, telecopy, or e-mail of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

(f)            Notwithstanding the foregoing, if at any time the rate of interest calculated with reference to the Adjusted Base Rate or the LIBOR Rate hereunder (as used in this sub-section, the “contract rate”) is limited to the Maximum Lawful Rate, any subsequent reductions in the contract rate shall not reduce the rate of interest on the Loans below the Maximum Lawful Rate until the total amount of interest accrued equals the amount of interest which would have accrued if the contract rate had at all times been in effect. In the event that at maturity (stated or by acceleration), or at final payment of any Note, the total amount of interest paid or accrued on such Note is less than the amount of interest which would have accrued if the contract rate had at all times been in effect with respect thereto, then at such time, to the extent permitted by Law, Borrower shall pay to the holder of such Note an amount equal to the difference between (i) the lesser of the amount of interest which would have accrued if the contract rate had at all times been in effect and the amount of interest which would have accrued if the Maximum Lawful Rate had at all times been in effect, and (ii) the amount of interest actually paid on such Note.

Section 2.6             Mandatory Prepayments.

(a)           Promptly after the consummation by any Credit Party of any Asset Disposition that creates a Borrowing Base Deficiency pursuant to Section 4.7, Borrower shall apply a portion of the Net Cash Proceeds equal to such Borrowing Base Deficiency as a mandatory prepayment on the Loans. Promptly after the consummation by any Credit Party of any Asset Disposition that requires a prepayment pursuant to Section 9.5(c), Borrower shall prepay the Loans in accordance therewith. Notwithstanding the foregoing, if a Default or Event of Default exists on the date of the consummation of any Asset Disposition, all Net Cash Proceeds from any such Asset Disposition shall be applied as a mandatory prepayment on the Loans in accordance with Section 3.2(c).

(b)           Concurrently with the incurrence of additional Debt permitted by Section 9.1(d) that creates a Borrowing Base Deficiency pursuant to Section 4.8, Borrower shall apply proceeds from such incurrence equal to such Borrowing Base Deficiency as a mandatory prepayment on the Loans.

(c)           Upon any voluntary reduction of the Borrowing Base under Section 4.6, Borrower shall make a mandatory prepayment of the Loans in the amount of any Borrowing Base Deficiency caused by such reduction.

Section 2.7             Voluntary Prepayments. Borrower may, subject to Section 3.3 and the other provisions of this Agreement, upon (a) same-Business Day advance notice (no later than 11:00 a.m. (Central time)) to Administrative Agent with respect to Adjusted Base Rate Borrowings, and (b) three (3) Business Days advance notice (no later than 11:00 a.m. (Central time)) to Administrative Agent with respect to Eurodollar Borrowings, prepay the principal of the Loans in whole or in part. Any partial prepayment shall be in a minimum amount of $100,000 and shall be in an integral multiple of $100,000.

Section 2.8             Mandatory Termination of Commitments: Termination Date and Maturity. The Total Commitment (and the Commitment of each Bank) shall terminate on the Termination Date. The outstanding principal balance of the Loans, all accrued but unpaid interest thereon, and all other Obligations shall be due and payable in full on the Termination Date.

Section 2.9             Voluntary Reduction of Aggregate Maximum Credit Amount. Borrower may, by notice to Administrative Agent three (3) Business Days prior to the effective date of any such reduction, permanently reduce or terminate the Aggregate Maximum Credit Amount (and thereby permanently reduce the Maximum Credit Amount and, if applicable, the Commitment of each Bank ratably in accordance with such Bank’s Commitment Percentage); provided that any reduction shall be in amounts not less than $500,000 or any larger multiple of $500,000. On the effective date of any such reduction in the Aggregate Maximum Credit Amount, Borrower shall, to the extent required as a result of such reduction, make a principal payment on the Loans (together with accrued interest thereon) in an amount sufficient to cause the Outstanding Revolving Credit to be equal to or less than the Total Commitment as thereby reduced (and Administrative Agent shall distribute to each Bank in like funds that portion of any such payment as is required to cause the principal balance of the Loans held by such Bank to be not greater than its Commitment as thereby reduced), and any such payment shall be accompanied by amounts due under Section 3.3. Notwithstanding the foregoing, Borrower shall not be permitted to voluntarily reduce the Aggregate Maximum Credit Amount to an amount less than the aggregate Letter of Credit Exposure of all Banks.

Section 2.10           Application of Payments. Each repayment pursuant to Section 2.6, Section 2.7, Section 2.9 and Section 4.4 shall be made together with accrued interest to the date of payment, and shall be applied to payment of the Loans in accordance with Section 3.2 and the other provisions of this Agreement.

Section 2.11           Commitment Fee. On the Termination Date, and on the last day of each Fiscal Quarter prior to the Termination Date, and in the event the Commitments are terminated in their entirety prior to the Termination Date, on the date of such termination, commencing with the Fiscal Quarter ending on September 30, 2010, Borrower shall pay to Administrative Agent, for the ratable benefit of each Bank based on each Bank’s Commitment Percentage, a commitment fee equal to the Commitment Fee Percentage (computed on the basis of actual days elapsed and as if each calendar year consisted of 360 days) of the average daily Revolving Availability for the Fiscal Quarter (or portion thereof) then ended; provided that, the aforementioned commitment fee shall cease to accrue on the unfunded portion of the Commitment of any Defaulting Bank.

Section 2.12           Letter of Credit Fees and Letter of Credit Fronting Fees. On the Termination Date, and on the last day of each Fiscal Quarter prior to the Termination Date, commencing with the Fiscal Quarter ending on September 30, 2010, and, in the event the Commitments are terminated in their entirety prior to the Termination Date, on the date of such termination, Borrower shall pay to Administrative Agent (to be distributed by Administrative Agent in accordance with Section 2.1(b)) (a) the Letter of Credit Fee which accrued during such Fiscal Quarter (or portion thereof) and (b) the Letter of Credit Fronting Fee which accrued during such Fiscal Quarter (or portion thereof), in each case computed on the basis of actual days elapsed and as if each calendar year consisted of 360 days.

Section 2.13           Agency and Other Fees. Borrower shall pay (a) to Administrative Agent, Arranger, and their Affiliates such fees and other amounts as Borrower shall be required to pay to Administrative Agent, Arranger, and their Affiliates from time to time pursuant to the Fee Letter and (b) to Banks such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

Section 2.14           Loans and Borrowings Under Existing Credit Agreement. On the Effective Date, the Administrative Agent, for the ratable benefit of the Banks, has acquired from the lenders under the Existing Credit Agreement, and contemporaneously assigned to the Banks pro rata in accordance with their Commitments, the notes, loans and liens of Borrower and the other Credit Parties existing thereunder. In connection with such acquisition and assignment and the amendment and restatement of the Existing Credit Agreement as so assigned:

(a)           Borrower shall pay all accrued and unpaid commitments fees, break funding fees and all other fees that are outstanding under the Existing Credit Agreement for the account of each lender under the Existing Credit Agreement;

(b)           each “Adjusted Base Rate Borrowing” outstanding under the Existing Credit Agreement shall be extended and renewed so as to continue as a new Adjusted Base Rate Borrowing under this Agreement;

(c)           each “Eurodollar Borrowing” outstanding under the Existing Credit Agreement shall be deemed repaid on the Effective Date and funded as a new Eurodollar Borrowing under this Agreement;

(d)           each Existing Letter of Credit shall constitute a Letter of Credit in accordance with Section 2.1 hereof; and

(e)           the Existing Credit Agreement and the commitments thereunder shall be superseded by this Agreement and such commitments shall terminate.

It is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence repayment of any such obligations and liabilities and that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations of Borrower outstanding thereunder.

ARTICLE III
GENERAL PROVISIONS

Section 3.1             Delivery and Endorsement of Notes. Simultaneously with the execution of this Agreement, Administrative Agent shall deliver to each Bank the Note or Notes payable to such Bank. Each Bank may endorse (and prior to any transfer of its Note shall endorse) on the schedule attached to its Note appropriate notations to evidence the date and amount of each advance of funds made by it in respect of any Borrowing, the Interest Period (if any) applicable thereto, and the date and amount of each payment of principal received by such Bank with respect to the Loans; provided that the failure by any Bank to so endorse its Note shall not affect the liability of Borrower for the repayment of all amounts outstanding under such Notes together with interest thereon. Each Bank is hereby irrevocably authorized by Borrower to endorse its Note and to attach to and make a part of any Note a continuation of any such schedule as required.

Section 3.2             General Provisions as to Payments.

(a)           Borrower shall make each payment of principal of, and interest on, the Loans and all fees payable by Borrower hereunder not later than 10:00 a.m. (Central time) on the date when due, in funds immediately available in Boston, Massachusetts, to Administrative Agent at its address set forth on Schedule 1 hereto. Administrative Agent will promptly (and if such payment is received by Administrative Agent by 11:00 a.m. (Central time), and otherwise if reasonably possible, on the same Business Day) distribute to each Bank its Commitment Percentage of each such payment received by Administrative Agent for the account of Banks. Whenever any payment of principal of, or interest on, that portion of the Loans subject to an Adjusted Base Rate Tranche or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day (subject to the definition of Interest Period). Whenever any payment of principal of, or interest on, that portion of the Loans subject to a Eurodollar Tranche shall be due on a day which is not a Eurodollar Business Day, the date for payment thereof shall be extended to the next succeeding Eurodollar Business Day (subject to the definition of Interest Period). If the date for any payment of principal is extended by operation of Law or otherwise, interest thereon shall be payable for such extended time. Borrower hereby authorizes Administrative Agent to charge from time to time against Borrower’s account or accounts with Administrative Agent any amount then due by Borrower. All amounts payable by Borrower under the Loan Papers (whether principal, interest, fees, expenses, or otherwise) shall be paid in full, without set-off or counterclaim.

(b)           Prior to the occurrence of an Event of Default, all principal payments received by Banks with respect to the Loans shall be applied as instructed by Borrower and, in the absence of such instructions, first to Eurodollar Tranches outstanding under the Revolving Loans with Interest Periods ending on the date of such payment, then to Adjusted Base Rate Tranches, then to Eurodollar Tranches outstanding under the Revolving Loans next maturing, and then to Eurodollar Tranches outstanding under the Revolving Loans next maturing until all such Eurodollar Tranches are repaid until such principal payment is fully applied, with such adjustments in such order of payment as Administrative Agent shall specify in order that each Bank receives its ratable share of each such payment.

(c)           After the occurrence of an Event of Default, all amounts collected or received by Administrative Agent or any Bank from any Credit Party or in respect of any of the assets of any Credit Party shall be applied in the following order:

(i)            first, to the payment of all fees, indemnities, expenses and other amounts payable to the Administrative Agent (including fees, expenses, and disbursements of counsel to Administrative Agent);

(ii)           second, to the payment of all fees, indemnities, expenses and other amounts (other than principal, interest, and Letter of Credit Fees) payable to Banks (including fees, expenses, and disbursements of counsel to Banks), ratably among them in proportion to the respective amounts described in this clause second payable to them;

(iii)          third, to the reimbursement of any advances made by Banks to effect performance of any unperformed covenants of any Credit Party under any of the Loan Papers;

(iv)          fourth, to payment of that portion of the Obligations constituting (A) accrued and unpaid Letter of Credit Fees and interest on the Revolving Loans and other Obligations, (B) unpaid principal of the Revolving Loans in the order specified in Section 3.2(b), (C) any amounts funded but unreimbursed under Letters of Credit, and (D) amounts owing under Hedge Agreements (to the extent such amounts are Obligations), ratably among the Banks, the Letter of Credit Issuer, and the holders of such Obligations under Hedge Agreements in proportion to the respective amounts described in this clause fourth payable to them;

(v)           fifth, to establish the deposits required by Section 2.1(b) if any; and

(vi)          last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

All payments received by a Bank after the occurrence of an Event of Default for application to the principal of the Loans pursuant to this Section 3.2(c) shall be applied by such Bank in the manner provided in Section 3.2(b).

Section 3.3             Funding Losses. If Borrower makes or is deemed to make any payment of principal subject to a Eurodollar Tranche (whether pursuant to Section 2.6, Section 2.7, Section 2.8, Section 2.9, Section 4.4, Article XI or Article XIII, whether as a voluntary or mandatory prepayment or otherwise, and including due to reallocation of Loans due to syndication during the period of 180 days after the Effective Date) on any day other than the last day of an Interest Period applicable thereto, or if Borrower fails to borrow any Eurodollar Borrowing, after notice has been given to any Bank in accordance with Section 2.2, Borrower shall reimburse each Bank on demand for any resulting loss or expense incurred by it, including any loss incurred in obtaining, liquidating or employing deposits from third parties, or any loss arising from the reemployment of funds at rates lower than the cost to such Bank of such funds and related costs, which in the case of the payment or prepayment prior to the end of the Interest Period for any Eurodollar Tranche, shall include the amount, if any, by which (a) the interest which such Bank would have received absent such payment or prepayment for the applicable Interest Period exceeds (b) the interest which such Bank would receive if its Commitment Percentage of the amount of such Eurodollar Borrowing were deposited, loaned, or placed by such Bank in the interbank eurodollar market on the date of such payment or prepayment for the remainder of the applicable Interest Period. Such Bank shall promptly deliver to Borrower and Administrative Agent a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

Section 3.4             Foreign Banks. Participants, and Assignees. Each Bank, Participant (by accepting a participation interest under this Agreement), and Assignee (by executing an Assignment and Assumption Agreement) that is not organized under the Laws of the United States of America or one of its states (a) represents to Administrative Agent and Borrower that (i) no Taxes are required to be withheld by Administrative Agent or Borrower with respect to any payments to be made to it in respect of the Obligations, and (ii) it has furnished to Administrative Agent and Borrower two (2) duly completed copies of either U.S. Internal Revenue Service Form W-8, or other form acceptable to Administrative Agent that entitles it to exemption from U.S. federal withholding Tax on all interest payments under the Loan Papers, and (b) covenants to (i) provide Administrative Agent and Borrower a new Form W-8, or other form acceptable to Administrative Agent upon the expiration or obsolescence of any previously delivered form according to applicable Laws and regulations, duly executed and completed by it, and (ii) comply from time to time with all applicable Laws and regulations with regard to the withholding Tax exemption. If any of the foregoing is not true or the applicable forms are not provided, then Borrower and Administrative Agent (but without duplication) may deduct and withhold from interest payments under the Loan Papers any United States federal-income Tax at the maximum rate under the Code.

Section 3.5             Non-Receipt of Funds by Administrative Agent. Unless Administrative Agent shall have been notified by a Bank or Borrower (as used in this Section, “Payor”) prior to the date on which such Bank is to make payment to Administrative Agent hereunder or Borrower is to make a payment to Administrative Agent for the account of one or more Banks, as the case may be (as used in this Section, such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that Payor does not intend to make the Required Payment to Administrative Agent, Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if Payor has not in fact made the Required Payment to Administrative Agent, (a) the recipient of such payment shall, on demand, pay to Administrative Agent the amount made available to it together with interest thereon in respect of the period commencing on the date such amount was so made available by Administrative Agent until the date Administrative Agent recovers such amount at a rate per annum equal to the Adjusted Base Rate then in effect for such period, and (b) Administrative Agent shall be entitled to offset against any and all sums to be paid to such recipient, the amount calculated in accordance with the foregoing clause (a).

Section 3.6             Defaulting Banks.

(a)           Notwithstanding anything to the contrary contained herein, the Maximum Credit Amount of a Defaulting Bank shall not be included in determining whether all Banks or the Required Banks have taken or may take any action hereunder (including approval of any redetermination of the Borrowing Base pursuant to Article 4 and any consent to any amendment or waiver pursuant to Section 14.2); provided that, any waiver, amendment or modification requiring the consent of all Banks or each affected Bank which affects such Defaulting Bank differently than other affected Banks shall require the consent of such Defaulting Bank.

(b)           If any Bank shall fail to make any payment referenced in clause (a) or (b) of the definition of “Defaulting Bank”, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Bank and for the benefit of the Administrative Agent or any Letter of Credit Issuer to satisfy such Bank’s obligations hereunder until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Bank hereunder; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

(c)           Borrower shall not be obligated to pay the Administrative Agent any Defaulting Bank’s ratable share of the fees described in Sections 2.11, 2.12 or 2.13 (notwithstanding anything to the contrary in such sections) for the period commencing on the day such Defaulting Bank becomes a Defaulting Bank and continuing for so long as such Bank continues to be a Defaulting Bank.

ARTICLE IV
BORROWING BASE

Section 4.1             Reserve Reports: Proposed Borrowing Base. As soon as available and in any event by March 31 and September 30 of each year, commencing September 30, 2010, Borrower shall deliver to each Bank a Reserve Report prepared as of the immediately preceding December 31 and June 30, respectively. Simultaneously with the delivery to Administrative Agent and each Bank of each Reserve Report, Borrower shall (a) deliver to the Administrative Agent and each Bank a certificate from an Authorized Officer illustrating in reasonable detail that the Borrower is in compliance with the covenant set forth in Section 10.1(d) and (b) notify Administrative Agent of the Borrowing Base which Borrower requests become effective for the period commencing on the next Determination Date.

Section 4.2             Periodic Determinations of the Borrowing Base; Procedures and Standards. Based in part on the Reserve Report made available to Banks pursuant to Section 4.1, Banks shall redetermine the Borrowing Base on or prior to the next Determination Date or such date promptly thereafter as reasonably possible (i) based on the engineering and other information available to Banks, and (ii) in accordance with, and consistent with, the subsequent provisions of this Section 4.2. Any Borrowing Base which becomes effective as a result of any Determination of the Borrowing Base shall be subject to the following restrictions: (A) such Borrowing Base shall not exceed the Borrowing Base requested by Borrower pursuant to Section 4.1 or Section 4.3 (as applicable), (B) such Borrowing Base shall not exceed the Aggregate Maximum Credit Amount then in effect, (C) to the extent such Borrowing Base represents an increase from the Borrowing Base in effect prior to such Determination such Borrowing Base shall be approved by all Banks, and (D) any Borrowing Base which represents a decrease in the Borrowing Base in effect prior to such Determination, or a reaffirmation of such prior Borrowing Base, shall require approval of Required Banks. The Administrative Agent shall propose such redetermined Borrowing Base to Banks within fifteen (15) days following receipt by the Banks of a Reserve Report (or such date promptly thereafter as reasonably practicable). After having received notice of such proposal by the Administrative Agent, Required Banks (or all Banks in the event of a proposed increase) shall have fifteen (15) days to agree or disagree with such proposal. If at the end of such 15-day period, any Bank has not communicated its approval or disapproval, such silence shall be deemed an approval. If sufficient Banks notify Administrative Agent within such 15-day period of their disapproval such that Required Banks have neither approved nor been deemed to approve such Borrowing Base (or, in the event of a proposed increase, any Bank notifies Administrative Agent within such 15-day period of its disapproval), Required Banks (or all Banks in the event of a proposed increase) shall, within a reasonable period of time, agree on a new Borrowing Base.

In taking the above actions, the Administrative Agent and the Banks shall act in accordance with their normal and customary procedures for evaluating oil and gas reserves and other related assets as such exist at that particular time and will otherwise act in their sole discretion. It is further acknowledged and agreed that each Bank may consider such other credit factors as it deems appropriate which are consistent with its normal and customary procedures for evaluating oil and gas reserves and shall have no obligation in connection with any Determination to approve any change in the Borrowing Base in effect prior to such Determination. Promptly following any Determination of the Borrowing Base, Administrative Agent shall notify Borrower of the amount of the Borrowing Base as redetermined, which Borrowing Base shall be effective as of the date specified in such notice, and shall remain in effect for all purposes of this Agreement until the next Determination.

Section 4.3             Special Determination of Borrowing Base. In addition to the redeterminations of the Borrowing Base pursuant to Section 4.2, Section 4.6, Section 4.7 and Section 4.8 and adjustments of the Borrowing Base pursuant to Section 8.11, Borrower and Required Banks may each request Special Determinations of the Borrowing Base from time to time; provided that Required Banks may not request more than one Special Determination between Periodic Determinations of the Borrowing Base, and Borrower may not request more than two Special Determinations in any Fiscal Year. In addition, Borrower may request Special Determinations from time to time as significant development, exploration or acquisition opportunities are presented to Borrower. In the event Required Banks request such a Special Determination, Administrative Agent shall promptly deliver notice of such request to Borrower and Borrower shall, within 20 days following the date of such request, deliver to Banks a Reserve Report prepared as of the last day of the calendar month preceding the date of such request. In the event Borrower requests a Special Determination, Borrower shall deliver written notice of such request to Banks which shall include (i) a Reserve Report prepared as of a date not more than 30 days prior to the date of such request, and (ii) the amount of the Borrowing Base requested by Borrower and to become effective on the Determination Date applicable to such Special Determination. Upon receipt of such Reserve Report, Administrative Agent shall, subject to approval of Required Banks, or all Banks in the event of a proposed increase in the Borrowing Base, redetermine the Borrowing Base in accordance with the procedure set forth in Section 4.2 which Borrowing Base shall become effective on the Determination Date applicable to such Special Determination (or as soon thereafter as Administrative Agent and Required Banks, or all

Banks in the event of a proposed increase in the Borrowing Base, approve such Borrowing Base and provide notice thereof to Borrower).

Section 4.4             Borrowing Base Deficiency. If a Borrowing Base Deficiency exists at any time (other than as a result of any reduction and/or redetermination of the Borrowing Base pursuant to Section 4.6 and/or Section 4.7 and/or Section 4.8), Borrower shall, within 30 days following notice thereof from Administrative Agent, provide written notice (the “Election Notice”) to Administrative Agent stating the action which Borrower proposes to take to remedy such Borrowing Base Deficiency, and Borrower shall thereafter, at its option, do one or a combination of the following: (a) within 45 days following the delivery of such Election Notice, make a prepayment of principal on the Revolving Loans in an amount sufficient to eliminate 50% of such Borrowing Base Deficiency, with a payment or payments to eliminate the remainder of such Borrowing Base Deficiency due within 90 days following the delivery of such Election Notice, and if such Borrowing Base Deficiency cannot be eliminated by prepaying the Revolving Loans in full (as a result of outstanding Letter of Credit Exposure), Borrower shall also at such time or times deposit with Administrative Agent sufficient funds to be held by Administrative Agent as security for outstanding Letter of Credit Exposure in the manner contemplated by Section 2.1(b) as necessary to eliminate the required portions of such Borrowing Base Deficiency on the dates required therefor, (b) within 90 days following the delivery of such Election Notice, submit additional oil and gas properties owned by Borrower and its Subsidiaries for consideration in connection with the determination of the Borrowing Base which Administrative Agent and Required Banks deem sufficient in their sole discretion to eliminate such Borrowing Base Deficiency, or (c) eliminate such deficiency by making six consecutive mandatory prepayments of principal on the Revolving Loans, each of which shall be in the amount of one sixth of the amount of such Borrowing Base Deficiency, commencing on the date that is 30 days after notice of such Borrowing Base Deficiency is delivered to Borrower and continuing thereafter on each monthly anniversary of such first payment, and in connection therewith, Borrower shall dedicate a sufficient amount (as determined by Administrative Agent) of the monthly cash flow from Borrower’s oil and gas properties to satisfy such payments. Notwithstanding the foregoing, upon any reduction and/or redetermination of the Borrowing Base pursuant to Section 4.6 and/or Section 4.7 and/or Section 4.8 which results in a Borrowing Base Deficiency (or increase in any existing Borrowing Base Deficiency), Borrower shall promptly, but in all events within two Business Days after such Borrowing Base Deficiency first occurs (or earlier if required by such sections), make a mandatory prepayment of principal on the Revolving Loans in an amount sufficient to eliminate such Borrowing Base Deficiency (or increase in any previously existing Borrowing Base Deficiency).

Section 4.5             Initial Borrowing Base. Subject to the terms of Section 4.6, Section 4.7, Section 4.8 and Section 8.11, the Borrowing Base in effect during the period from the Effective Date until the date of the first Special or Periodic Determination after the Closing Date shall be the Initial Borrowing Base.

Section 4.6             Voluntary Designation of Borrowing Base. Borrower may, from time to time and at any time, upon five Business Days prior written notice to Administrative Agent, reduce the Borrowing Base by designating a Borrowing Base which is lower than the Borrowing Base then in effect. Any such designation shall be effective as of the date of such notice, and all

Banks shall have no obligation to thereafter increase the Borrowing Base from the amount so designated by Borrower.

Section 4.7             Asset Disposition Adjustment. In addition to the redeterminations of the Borrowing Base pursuant to Section 4.2, Section 4.3, Section 4.6, and Section 4.8 and adjustments of the Borrowing Base pursuant to Section 8.11, the Borrowing Base shall reduce simultaneously with the completion by any Credit Party of any Asset Disposition, the assets subject to which, when aggregated with the assets subject to all other Asset Dispositions since the Determination Date of the Borrowing Base then in effect, have a fair market value in excess of 5% of the Borrowing Base then in effect. Such reduction shall be in an amount equal to (a) the value given to the Borrowing Base Properties subject to such Asset Disposition in the Borrowing Base then in effect, or (b) in the case of any exchange, the net reduction in the Borrowing Base value realized or resulting from such exchange.

Section 4.8             Automatic Reduction upon Incurrence of Additional Debt under Second Lien Notes. In addition to the redeterminations of the Borrowing Base pursuant to Section 4.2, Section 4.3, Section 4.6 and Section 4.7 and adjustments of the Borrowing Base pursuant to Section 8.11, concurrently with the incurrence of any Debt in excess of $100,000,000 pursuant to the Second Lien Term Loan Agreement or the Second Lien Notes other than in conjunction with an Interim Redetermination the Borrowing Base shall automatically reduce by an amount equal to the product of 0.30 multiplied by the stated principal amount of such Debt. For purposes of this Section 4.8, if any such Debt is issued at a discount or otherwise sold for less than “par”, the reduction shall be calculated based upon the stated principal amount without reference to such discount.

ARTICLE V
COLLATERAL AND GUARANTIES

Section 5.1             Security.

(a)           The Obligations shall be secured by first and prior Liens covering and encumbering (i) the Mineral Interests owned by Borrower and its Subsidiaries specified by Administrative Agent or Required Banks which shall in all events include not less than the Required Reserve Value of all Proved Mineral Interests owned by Borrower and its Subsidiaries on and after the Closing Date, (ii) one hundred percent (100%) of the issued and outstanding Equity of Borrower and each existing and future Subsidiary of Borrower, and (iii) substantially all of the other material assets of the Credit Parties, except that Permitted Encumbrances may exist. On or before the Effective Date, Borrower shall deliver to Administrative Agent, for the ratable benefit of each Bank, Mortgages in form and substance acceptable to Administrative Agent and duly executed by such Credit Party, together with such other assignments, conveyances, amendments, agreements and other writings, including the Security Agreement and UCC-1 financing statements (each duly authorized and, as applicable, executed) as Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect first and prior Liens in all Borrowing Base Properties and other interests of Borrower and the Credit Parties required by this Section 5.1(a). Borrower hereby authorizes Administrative Agent, and its agents, successors and assigns, to file any and all necessary financing statements under the Uniform Commercial Code, assignments and/or continuation statements as necessary from time to time (in Administrative Agent’s discretion) to perfect (or continue perfection of) the Liens granted pursuant to the Loan Papers.

(b)           On or before the Effective Date and on or before each Determination Date after the Closing Date and at such other times as Administrative Agent or Required Banks shall request, Borrower shall, and shall cause its Subsidiaries to, deliver to Administrative Agent, for the ratable benefit of each Bank, Mortgages in form and substance acceptable to Administrative Agent and duly executed by Borrower and such Subsidiaries (as applicable) together with such other assignments, conveyances, amendments, agreements and other writings, including UCC-1 financing statements (each duly authorized and, as applicable, executed) as Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect the Liens required by Section 5.1(a)(i) above with respect to Mineral Interests then held by Borrower and such Subsidiaries (as applicable) which are not the subject of existing first and prior, perfected Liens securing the Obligations as required by Section 5.1(a)(i).

(c)           So long as any Second Lien Notes shall remain outstanding or the Second Lien Term Loan Agreement remains in effect, any and all Liens securing any Debt, commitment or other obligations arising thereunder shall be subject to the Intercreditor Agreement.

Section 5.2             Title Information. At any time Borrower or any of its Subsidiaries are required to execute and deliver Mortgages to Administrative Agent pursuant to Section 5.1, Borrower shall also deliver to Administrative Agent such opinions of counsel (including, if so requested, title opinions, and in each case addressed to Administrative Agent) or other evidence of title as Administrative Agent shall deem necessary or appropriate to verify (a) Borrower’s (or any such Subsidiary’s (as applicable)) title to the Required Reserve Value of the Proved Mineral Interests which are subject to such Mortgages, and (b) the validity and perfection of the Liens created by such Mortgages.

Section 5.3             Guarantees. Payment and performance of the Obligations shall be fully guaranteed by Parent and each existing or hereafter acquired or formed Subsidiary of Borrower pursuant to the Facility Guaranty.

Section 5.4             Additional Guarantors. In connection with the creation or acquisition of any new Subsidiary of Borrower, promptly (and in no event less than 30 days) following such creation or acquisition, Borrower shall, or shall cause (a) the applicable Subsidiary to execute and deliver a joinder to the Facility Guaranty, the Security Agreement and the Intercreditor Agreement executed by such Subsidiary, (b) the holder of the Equity in such Subsidiary to pledge all of the Equity of such Subsidiary (including delivery of original stock certificates evidencing the Equity of such Subsidiary, together with appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof), and (c) execute and deliver, or cause any other Credit Party to execute and deliver, such other additional UCC-1 financing statements, closing documents, certificates, and legal opinions as shall reasonably be requested by the Administrative Agent, in the case of each of clause (a), (b), and (c) above, in form and substance reasonably satisfactory to Administrative Agent.

ARTICLE VI
CONDITIONS TO BORROWINGS

Section 6.1             Conditions to Initial Borrowing and Participation in Letter of Credit Exposure. The obligation of each Bank to loan its Commitment Percentage of the initial Borrowing hereunder, and the obligation of Administrative Agent to issue (or cause another Bank to issue) the initial Letter of Credit issued hereunder, is subject to the satisfaction of each of the following conditions:

(a)           Closing Deliveries. Administrative Agent shall have received each of the following documents, instruments and agreements, each of which shall be in form and substance and executed in such counterparts as shall be acceptable to Administrative Agent and Required Banks and each of which shall, unless otherwise indicated, be dated the Closing Date:

(i)            this Agreement, duly executed and delivered by Borrower, each Bank, Letter of Credit Issuer, and Administrative Agent;

(ii)           a Note payable to the order of each Bank requesting a Note in the amount of such Bank’s Maximum Credit Amount, in each case duly executed and delivered by Borrower;

(iii)          the Facility Guaranty, duly executed and delivered by each Credit Party other than Borrower;

(iv)          the Security Agreement, duly executed and delivered by Borrower and each other Credit Party;

(v)           the Mortgages, each duly executed and delivered by the appropriate Credit Party, together with such other assignments, conveyances, amendments, agreements and other writings, including UCC-1 financing statements, in form and substance satisfactory to Administrative Agent;

(vi)          a Certificate of Ownership Interests substantially in the form of Exhibit E duly executed and delivered by an Authorized Officer of Borrower;

(vii)         an opinion of Akin Gump Strauss Hauer & Feld LLP, counsel to Borrower, favorably opining as to such New York and Texas law-matters as Administrative Agent or Required Banks may request, in form and substance satisfactory to Administrative Agent and Required Banks;

(viii)        an opinion of Johnson & Jones, P.C., Oklahoma counsel to Borrower, favorably opining as to such Oklahoma-law matters as Administrative Agent or Required Banks may request, in form and substance satisfactory to Administrative Agent and Required Banks;

(ix)           an opinion of Mr. Bland Williamson, general counsel to Borrower, favorably opining as to such matters as Administrative Agent or Required Banks may request, in form and substance satisfactory to Administrative Agent and Required Banks;

(x)            a certificate executed by an Authorized Officer of Borrower stating that (A) the representations and warranties contained in this Agreement and the other Loan Papers are true and correct in all material respects, (B) no Default or Event of Default has occurred which is continuing, and (C) all conditions set forth in this Section 6.1 and Section 6.2 have been satisfied;

(xi)           such UCC Lien search reports as Administrative Agent shall require, conducted in such jurisdictions and reflecting such names as Administrative Agent shall request;

(xii)          copies of the certificate of incorporation or certificate of formation, and all amendments thereto, of Borrower and each other Credit Party, accompanied by a certificate that such copy is true, correct and complete issued by the appropriate Governmental Authority of the States of Delaware and Texas and accompanied by a certificate of the Secretary or comparable Authorized Officer of Borrower and each other Credit Party that such copy is true, correct and complete as of the Closing Date;

(xiii)         copies of the bylaws or limited liability company agreement, and all amendments thereto, of Borrower and each other Credit Party, accompanied by a certificate of the Secretary or comparable Authorized Officer of Borrower and each other Credit Party that each such copy is true, correct and complete as of the Closing Date;

(xiv)        certain certificates and other documents issued by the appropriate Governmental Authorities of the States of Delaware, Oklahoma and Texas relating to the existence of each Credit Party and to the effect that each applicable Credit Party is organized or qualified to do business in such jurisdiction is in good standing with respect to the payment of franchise and similar Taxes and is duly qualified to transact business in such jurisdictions;

(xv)         a certificate of incumbency of all officers of Borrower and each other Credit Party who will be authorized to execute or attest to any Loan Paper, dated the Closing Date, executed by the Secretary or comparable Authorized Officer of Borrower and each other Credit Party;

(xvi)        copies of resolutions or comparable authorizations and consents approving the Loan Papers and authorizing the transactions contemplated by this Agreement and the other Loan Papers, duly adopted by the Board of Directors of Borrower and each other Credit Party, accompanied by certificates of the Secretary or comparable officer of Borrower and each other Credit Party that such copies are true and correct copies of resolutions duly adopted at a meeting of or (if permitted by applicable Law and, if required by such Law, by the Bylaws, or other charter documents of Borrower) by the unanimous written consent of the Board of Directors of Borrower, and that such resolutions constitute all the resolutions adopted with respect to such transactions, have not been amended, modified, or revoked in any respect, and are in full force and effect as of the Closing Date;

(xvii)       certificates from the Credit Parties’ insurance providers setting forth the insurance maintained by Borrower, showing that insurance meeting the requirements of Section 8.5 is in full force and effect and that all premiums due with respect thereto have been paid, showing Administrative Agent as loss payee with respect to all such property or casualty policies and as additional insured with respect to all such liability policies, and stating that such insurer will provide Administrative Agent with at least 30 days’ advance notice of cancellation of any such policy; and

(xviii)      copies of the duly executed Unit Subscription Agreement of Parent as in effect on the Closing Date.

(b)           Fees and Expenses. All fees and expenses of Administrative Agent, the Arranger, the Banks and their respective Affiliates in connection with the credit facilities provided herein (including those payable pursuant to Section 2.13) shall have been paid.

(c)           Title Review. Administrative Agent or its counsel shall have completed a review of title regarding that portion of the Borrowing Base Properties which results in evidence of title satisfactory to Administrative Agent and its counsel covering not less than the Required Reserve Value of all Borrowing Base Properties, and such review shall not have revealed any condition or circumstance which would reflect that the representations and warranties contained in Section 7.8 and Section 7.9 are inaccurate in any respect.

(d)           No Material Adverse Change. No event, development or circumstance has occurred or shall then exist that has resulted in, or could reasonably be expected to have, a Material Adverse Effect.

(e)           No Legal Prohibition. The transactions contemplated by this Agreement and the other Loan Papers shall be permitted by applicable Law and regulation and such Laws and regulations shall not subject Administrative Agent, any Bank, or any Credit Party to any Material Adverse Change.

(f)            No Litigation. No litigation, arbitration or similar proceeding shall be pending which calls into question the validity or enforceability of this Agreement and/or the other Loan Papers.

(g)           Review of Properties. Administrative Agent or its counsel shall have completed a due diligence review of Borrower’s Mineral Interests and other operations, including a review of facts or circumstances known to them which would constitute a material violation of any Applicable Environmental Law or which would likely to result in a material liability to Borrower, and/or otherwise reveal any condition or circumstance which would reflect that the representations and warranties contained in Section 7.16 are inaccurate in any material respect.

(h)           Closing Transactions. Subject only to the disbursement and application of the initial Borrowings hereunder and the disbursements of the initial advances under the Second Lien Notes on the Effective Date, the Closing Transactions shall have occurred in form and substance reasonably acceptable to the Administrative Agent and the Administrative Agent shall have received evidence that all property constituting security for the Second Lien Term Loan Agreement is subject to a first priority, perfected Lien in favor of the Administrative Agent under the Loan Papers.

(i)            Other Matters. All matters related to this Agreement, the other Loan Papers, any Credit Party and the Closing Transactions shall be acceptable to Administrative Agent, and Borrower shall have delivered to Administrative Agent and each Bank such evidence as they shall request to substantiate any matters related to this Agreement, the other Loan Papers, any Credit Party or the Closing Transactions as Administrative Agent or any Bank shall request.

Section 6.2             Conditions to each Borrowing and each Letter of Credit. The obligation of each Bank to loan its Commitment Percentage of each Borrowing and the obligation of any Letter of Credit Issuer to issue Letters of Credit on the date any Letter of Credit is to be issued is subject to the further satisfaction of the following conditions:

(a)           timely receipt by Administrative Agent of a Request for Borrowing or Request for Letter(s) of Credit (as applicable);

(b)           immediately before and after giving effect to such Borrowing or issuance of such Letter(s) of Credit, no Default or Event of Default shall have occurred and be continuing and neither such Borrowing nor the issuance of such Letter(s) of Credit (as applicable) shall cause a Default or Event of Default;

(c)           the representations and warranties of each Credit Party contained in this Agreement and the other Loan Papers shall be true and correct in all material respects on and as of the date of such Borrowing or the issuance of such Letter(s) of Credit (as applicable), except to the extent such representations and warranties are expressly stated as of a certain date, in which case such representations and warranties shall be true and correct in all material respects as of such date;

(d)           the funding of such Borrowing or the issuance of such Letter(s) of Credit (as applicable) and all other Borrowings to be made and/or Letter(s) of Credit to be issued (as applicable) on the same day under this Agreement, shall not cause a Borrowing Base Deficiency; and

(e)           following the issuance of any Letter(s) of Credit, the aggregate Letter of Credit Exposure of all Banks shall not exceed $10,000,000.

Each Borrowing and the issuance of each Letter of Credit hereunder shall constitute a representation and warranty by Borrower that on the date of such Borrowing or issuance of such Letter of Credit (as applicable) the statements contained in subclauses (b), (c), (d) and (e) above are true.

Section 6.3             Materiality of Conditions. Each condition precedent herein is material to the transactions contemplated herein, and time is of the essence in respect of each thereof.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants that each of the following statements (a) is true and correct on the Closing Date, on the Effective Date and, when made as of the Closing Date and/or as of the Effective Date, shall be deemed made after giving effect to the Closing Transactions, and (b) will be true and correct on the occasion of each Borrowing and the issuance of each Letter of Credit, except to the extent such representations and warranties are expressly stated as of a certain date, in which case such representations and warranties shall be true and correct in all material respects as of such certain date:

Section 7.1             Existence and Power. Each of the Credit Parties (a) is a corporation, limited liability company or partnership duly incorporated or organized (as applicable), and is validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization (as applicable), (b) has all corporate, limited liability company or partnership power (as applicable) and all material governmental licenses, authorizations, consents and approvals required to carry on its businesses as now conducted and as proposed to be conducted, and (c) is duly qualified to transact business as a foreign corporation, foreign limited liability company or foreign partnership (as applicable) in each jurisdiction where a failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

Section 7.2             Corporate, Limited Liability Company, Partnership and Governmental Authorization: Contravention. The execution, delivery and performance of this Agreement, the Notes, the Mortgages and the other Loan Papers by each Credit Party (as applicable) (a) are within such Credit Party’s corporate, partnership, or limited liability company powers (as applicable), (b) have been duly authorized by all necessary corporate, partnership, or limited liability company action (as applicable), (c) require no action by or in respect of, or filing with, any Governmental Authority or official, and (d) do not contravene, or constitute a default under, any provision of applicable Law or regulations (including the Margin Regulations) or of the articles of association, partnership agreement, certificate of limited partnership, articles of incorporation, certificate of incorporation, bylaws, regulations or other organizational documents (as applicable) of any such Credit Party or of any agreement, judgment, injunction, order, decree or other instrument binding upon any such Credit Party or result in the creation or imposition of any Lien on any asset of any such Credit Party except Liens securing the Obligations.

Section 7.3             Binding Effect. (a) Each of this Agreement and the Notes constitutes a valid and binding agreement of Borrower; (b) the Mortgages, the Security Agreement, the Facility Guaranty, the Intercreditor Agreement and the other Loan Papers when executed and delivered in accordance with this Agreement, will then constitute valid and binding obligations of each Credit Party party thereto; and (c) each Loan Paper is enforceable against each Credit Party party thereto in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar Laws affecting creditors rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

Section 7.4             Financial Information.

(a)           The Current Financials fairly present, in conformity with GAAP, the consolidated financial position of Parent and its consolidated results of operations and cash flows as of the date and for the periods covered thereby.

(b)           There has been no Material Adverse Change in the business, financial position, results of operations or prospects of any Credit Party since the date of the most recent audited balance sheet included in the Current Financials.

Section 7.5             Litigation. Except for matters disclosed on Schedule 2 hereto, there is no action, suit or proceeding pending against, or to the knowledge of any Credit Party, threatened against or affecting any Credit Party before any court, arbitrator, Governmental Authority or official in which there is a reasonable possibility of an adverse decision which could reasonably be expected to have a Material Adverse Effect or which could in any manner draw into question the validity of the Loan Papers.

Section 7.6             ERISA.

(a)           Each Credit Party and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

(b)           Each Plan is, and has been, established and maintained in substantial compliance with its terms, ERISA and, where applicable, the Code.

(c)           No act, omission or transaction has occurred which could result in imposition on Parent, Borrower, any Subsidiary of either Parent or Borrower or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i), (1) or (m) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

(d)           Full payment when due has been made of all amounts which Parent, Borrower, the Subsidiaries of each of Parent and Borrower or any ERISA Affiliate is required under the terms of each Plan or applicable Law to have paid as contributions to such Plan as of the Closing Date.

(e)           Neither any Credit Party nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by any Credit Party or any ERISA Affiliate in its sole discretion at any time without any material liability.

(f)            Neither any Credit Party nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the Closing Date sponsored, maintained or contributed to, any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.

Section 7.7             Taxes and Filing of Tax Returns. Each Credit Party has filed all material tax returns required to have been filed and has paid all Taxes shown to be due and payable on such returns, including interest and penalties, and all other Taxes which are payable by such party, to the extent the same have become due and payable other than Taxes with respect to which a failure to pay would not reasonably be expected to have a Material Adverse Effect. Borrower does not know of any proposed material Tax assessment against any Credit Party, and each Credit Party maintains adequate reserves in accordance with GAAP with respect to all of its Tax liabilities of and those of its predecessors. Except as disclosed in writing to Banks, no Tax liability of any Credit Party, or any of their predecessors, has been asserted by the Internal Revenue Service for Taxes, in excess of those already paid.

Section 7.8             Title to Properties; Liens. Each Credit Party has good and valid title to all material assets purported to be owned by it except for Permitted Encumbrances. Without limiting the foregoing, (a) Borrower and/or its applicable Subsidiaries have good, valid and defensible title to all Borrowing Base Properties (except for Borrowing Base Properties disposed of in compliance with, and to the extent permitted by Section 9.5 to the extent this representation and warranty is made or deemed made after the Closing Date), free and clear of all Liens, except for Permitted Encumbrances, and (b) each Credit Party has good and valid title to all material assets reflected in the Current Financials, except for Permitted Encumbrances.

Section 7.9             Mineral Interests. All Borrowing Base Properties are valid, subsisting, and in full force and effect, and all rentals, royalties, and other amounts due and payable in respect thereof have been duly paid. Without regard to any consent or non-consent provisions of any joint operating agreement covering any Credit Party’s Proved Mineral Interests, each Credit Party’s share of (a) the costs attributable to each Borrowing Base Property is not greater than the decimal fraction set forth in the Reserve Report, before and after payout, as the case may be, and described therein by the respective designations “working interests”, “WI”, “gross working interest”, “GWI”, or similar terms, and (b) production from, allocated to, or attributed to each such Borrowing Base Property is not less than the decimal fraction set forth in the Reserve Report, before and after payout, as the case may be, and described therein by the designations “net revenue interest,” “NRI,” or similar terms.

Section 7.10           Business; Compliance. Each Credit Party has performed and abided by all obligations required to be performed under each license, permit, order, authorization, grant, contract, agreement, or regulation to which such Credit Party is a party or by which such Credit Party or any of the assets of such Credit Party are bound to the extent a failure to perform and abide by such obligations could reasonably be expected to have a Material Adverse Effect; provided that, to the extent Mineral Interests owned by any such Credit Party are operated by operators other than such Credit Party or an Affiliate of such Credit Party, Borrower does not have any knowledge that any such obligation remains unperformed in any material respect and the appropriate Person has enforced the contractual obligations of such operators in accordance with reasonable commercial practices in the industry in order to ensure performance.

Section 7.11           Licenses, Permits, Etc. Each Credit Party possesses such valid franchises, certificates of convenience and necessity, operating rights, licenses, permits, consents, authorizations, exemptions and orders of tribunals, as are necessary to carry on its businesses as now being conducted except to the extent a failure to obtain any such item would not reasonably be expected to have a Material Adverse Effect; provided that, to the extent Mineral Interests owned by any Credit Party are operated by operators other than such Credit Party or an Affiliate of such Credit Party, Borrower does not have any knowledge that possession of such items has not been obtained, and the appropriate Person has enforced and shall enforce the contractual obligations of such operators in accordance with reasonable commercial practices in the industry in order to obtain such items.

Section 7.12           Compliance with Law. The business and operations of each Credit Party have been and are being conducted in accordance with all applicable Laws, rules and regulations of all tribunals and Governmental Authorities, other than Laws, rules and regulations the violation of which could not (either individually or collectively) reasonably be expected to have a Material Adverse Effect; provided that to the extent Mineral Interests owned by any Credit Party are operated by operators other than any Credit Party or an Affiliate of any Credit Party, Borrower does not have any knowledge of non-compliance and the appropriate Person has diligently enforced all contractual obligations of such operators in accordance with reasonable commercial practices in the industry in order to ensure compliance.

Section 7.13           Ownership Interests. The Reserve Reports most recently provided to Banks accurately reflect, and all Reserve Reports hereafter delivered pursuant to this Agreement will accurately reflect, in all material respects, the ownership interests in the Mineral Interests referred to therein (including all before and after payout calculations).

Section 7.14           Full Disclosure. All information heretofore furnished by or on behalf of any Credit Party to Administrative Agent, any Arranger, or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by or on behalf of any Credit Party to Administrative Agent, any Arranger, or any Bank will be, true, complete, and accurate in every material respect and based on reasonable estimates on the date as of which such information is stated or certified (it being understood that actual results may vary materially from the financial projections provided hereunder). Borrower has disclosed to Banks in writing any and all facts (other than facts of general public knowledge) which might reasonably be expected to have a Material Adverse Effect, or might adversely affect (to the extent Borrower can now reasonably foresee), the business, operations, prospects or condition, financial or otherwise, of each Credit Party or the ability of each Credit Party to perform its obligations under this Agreement and the other Loan Papers.

Section 7.15           Organizational Structure; Nature of Business. Parent exists for the sole purpose of owning 100% of the Equity of Borrower. The primary business of each Credit Party (other than Parent) is the acquisition, exploration, development and operation of Mineral Interests, and the production and marketing of Hydrocarbons and accompanying elements therefrom. As of the Closing Date, Schedule 3 hereto accurately reflects (a) the jurisdiction of incorporation or organization of each Credit Party, (b) each jurisdiction in which each Credit Party is qualified to transact business as a foreign corporation, foreign partnership or foreign limited liability company, (c) the authorized, issued and outstanding stock, partnership or limited liability interests of each Credit Party, including, except with respect to the Series B, Series C, Series D and Series E Units of Borrower, the names (and number of shares or other equity interests held by) the record and beneficial owners of such interests, and (d) all outstanding warrants, options, subscription rights, convertible securities or other rights to purchase capital stock, partnership or limited liability company interests of each Credit Party. Except as set forth in this Section 7.15 and in Schedule 3 hereto, as of the Closing Date, except with respect to the acquisition of Series A-l and A-2 Units of Borrower on or before the Closing Date, no Person holds record or beneficial ownership of any capital stock or other equity interest in any Credit Party or any other right or option to acquire any capital stock or other equity interest in any Credit Party and, without limiting the foregoing, there are not outstanding any warrants, options, subscription rights or other rights to purchase stock or other equity interests in any Credit Party. No Credit Party has made or presently holds any Investments other than Permitted Investments. Except as set forth in Schedule 3 hereto, as of the Closing Date, Borrower does not have any Subsidiaries, and no Credit Party is a partner or joint venturer in any partnership or joint venture or a member of any unincorporated association.

Section 7.16           Environmental Matters. No real or personal property owned or leased by any Credit Party (including Mineral Interests) and no operations conducted thereon, and no operations of any prior owner, lessee or operator of any such properties, is or has been in violation of any Applicable Environmental Law other than violations which neither individually nor in the aggregate will have a Material Adverse Effect, nor is any such property or operation the subject of any existing, pending or, to Borrower’s knowledge, threatened Environmental Complaint which could, individually or in the aggregate, have a Material Adverse Effect. All notices, permits, licenses, and similar authorizations, if any, required to be obtained or filed in connection with the ownership or operation of any and all real and personal property owned, leased or operated by any Credit Party, including notices, licenses, permits and authorizations required in connection with any past or present treatment, storage, disposal, or release of Hazardous Substances into the environment, have been duly obtained or filed except to the extent the failure to obtain or file such notices, licenses, permits and authorizations would not reasonably be expected to have a Material Adverse Effect. All Hazardous Substances, if any, generated at any and all real and personal property owned, leased or operated by any Credit Party have been transported, treated, and disposed of only by carriers maintaining valid permits under RCRA and all other Applicable Environmental Laws. There have been no Hazardous Discharges which were not in compliance with Applicable Environmental Laws other than Hazardous Discharges which would not, individually or in the aggregate, have a Material Adverse Effect. No Credit Party has any contingent liability in connection with any Hazardous Discharges which could reasonably be expected to have a Material Adverse Effect.

Section 7.17           Burdensome Obligations. No Credit Party is a party to or bound by any agreement (other than the Loan Papers and the Second Lien Term Loan Documents), or subject to any Law or order of any Governmental Authority, which prohibits or restricts in any way the right of such party to (a) grant Liens to the Administrative Agent and the Banks on or in respect of their assets and properties to secure the Obligations and the Loan Papers or (b) make Distributions.

Section 7.18           Government Regulations. No Credit Party is subject to regulation under the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 (as any of the preceding acts have been amended) or any other Law or regulation which regulates the incurring by it of Debt, including Laws relating to common carriers or the sale of electricity, gas, steam, water or other public utility services.

Section 7.19           No Default. Neither a Default nor an Event of Default has occurred and is continuing.

Section 7.20           Gas Balancing Agreements and Advance Payment Contracts. As of the Closing Date, (a) there is no Material Gas Imbalance, and (b) the aggregate amount of all Advance Payments received by any Credit Party under Advance Payment Contracts which have not been satisfied by delivery of production does not exceed $250,000.

ARTICLE VIII
AFFIRMATIVE COVENANTS

Borrower agrees that, so long as any Bank has any commitment to lend or participate in Letter of Credit Exposure hereunder or any amount payable under any Note remains unpaid or any Letter of Credit remains outstanding:

Section 8.1             Information. Borrower will deliver, or cause to be delivered, to each Bank:

(a)           as soon as available and in any event within 120 days after the end of each Fiscal Year of Borrower, consolidated balance sheets of Parent as of the end of such Fiscal Year and the related consolidated statements of income and cash flow for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)           as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Borrower, commencing with the Fiscal Quarter ending June 30, 2010, consolidated balance sheets of Parent as of the end of such Fiscal Quarter and the related consolidated statements of income and cash flow for such Fiscal Quarter and for the portion of Parent’s Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Parent’s previous Fiscal Year;

(c)           simultaneously with the delivery of each set of financial statements referred to in Section 8.1(a) and Section 8.1(b), a certificate of the chief financial officer or chief executive officer of Borrower in the form of Exhibit F hereto, (i) setting forth in reasonable detail the calculations required to establish whether Parent was in compliance with the requirements of Article X on the date of such financial statements, (ii) stating whether there exists on the date of such certificate any Default and, if any Default then exists, setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto, (iii) stating whether or not such financial statements fairly present in all material respects the results of operations and financial condition of Parent as of the date of the delivery of such financial statements and for the period covered thereby, (iv) setting forth (A) whether as of such date there is a Material Gas Imbalance and, if so, setting forth the amount of net gas imbalances under Gas Balancing Agreements to which any Credit Party is a party or by which any Mineral

Interests owned by any Credit Party are bound, and (B) the aggregate amount of all Advance Payments received under Advance Payment Contracts to which Borrower or any Subsidiary is a party or by which any Mineral Interests owned by any Credit Party are bound which have not been satisfied by delivery of production, if any, and (v) a summary of the Hedge Transactions to which any Credit Party is a party on such date;

(d)           immediately upon any Authorized Officer of any Credit Party becoming aware of the occurrence of any Default under any of the Loan Papers, including a Default under Article X, a certificate of an Authorized Officer of Borrower setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto;

(e)           prompt notice of any Material Adverse Change in the financial condition of any Credit Party;

(f)            promptly upon receipt of same, any notice or other information received by any Credit Party indicating any potential, actual or alleged (i) non-compliance with or violation of the requirements of any Applicable Environmental Law which could result in liability to any Credit Party for fines, clean up or any other remediation obligations or any other liability in excess of $500,000 in the aggregate; (ii) release or threatened release of any Hazardous Discharge which release would impose on any Credit Party a duty to report to a Governmental Authority or to pay cleanup costs or to take remedial action under any Applicable Environmental Law which could result in liability to any Credit Party for fines, clean up and other remediation obligations or any other liability in excess of $500,000 in the aggregate; or (iii) the existence of any Lien arising under any Applicable Environmental Law securing any obligation to pay fines, clean up or other remediation costs or any other liability in excess of $500,000 in the aggregate; without limiting the foregoing, Borrower shall provide to Banks promptly upon receipt of same copies of all environmental consultants or engineers reports received by any Credit Party which would render the representations and warranties contained in Section 7.16 untrue or inaccurate in any respect;

(g)           in the event any notification is provided by any Credit Party to any Bank or Administrative Agent pursuant to Section 8.1(f) or Administrative Agent or any Bank otherwise learns of any event or condition under which any such notice would be required, then, upon request of Required Banks, Borrower shall, within ninety (90) days of such request, cause to be furnished to each Bank a report by an environmental consulting firm acceptable to Administrative Agent and Required Banks, stating that a review of such event, condition or circumstance has been undertaken (the scope of which shall be acceptable to Administrative Agent and Required Banks) and detailing the findings, conclusions, and recommendations of such consultant; Borrower shall bear all expenses and costs associated with such review and updates thereof, as well as all remediation or curative action recommended by any such environmental consultant;

(h)           prompt notice of any actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Credit Party or against any of their properties or revenues that (i) purport to affect or pertain to this Agreement or any other Loan Paper, or the consummation of the Closing

Transactions or any transaction governed by the Loan Papers, or (ii) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect;

(i)                                     within 90 days after the end of each Fiscal Quarter and Fiscal Year, reports of production volumes, revenue, expenses and product prices for all oil and gas properties owned by Borrower and its Subsidiaries for the periods of six months ending the last day of the applicable Fiscal Quarter or Fiscal Year, which shall be reported on a property by property basis and otherwise in form and substance acceptable to the Administrative Agent;

(j)                                     prompt notice of any material change in accounting policies or financial reporting practices by any Credit Party;

(k)                                  from time to time such additional information regarding the financial position or business of each Credit Party (including any Plan and any reports or other information required to be filed with respect thereto under the Code or under ERISA and a list of all Persons purchasing Hydrocarbons from any Credit Party) as Administrative Agent, at the request of any Bank, may reasonably request;

(l)                                     prompt written notice, and in any event within three (3) Business Days, of (i) the occurrence of any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any property of Borrower or any other Credit Party having a fair market value in excess of $2,500,000 or (ii) the commencement of any action or proceeding that could reasonably be expected to result in a such an event;

(m)                               in the event Borrower or any other Credit Party enters into a letter of intent, term sheet or other document, agreement or understanding evidencing its intent to sell, transfer, assign or otherwise dispose of any Mineral Interests, prompt (and in any event within five (5) Business Days) written notice of such (together with a copy of any such document), the price thereof and the anticipated date of closing and any other details thereof requested by the Administrative Agent or any Bank;

(n)                                 promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to the certificate or articles of incorporation, by-laws, any preferred stock designation or any other organic document of Borrower or any other Credit Party;

(o)                                 prompt written notice (and in any event within thirty (30) days prior thereto) of any change (1) in Borrower or any Credit Party’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its properties, (2) in the location of Borrower or any Credit Party’s chief executive office or principal place of business, (3) in Borrower or any Credit Party’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (4) in Borrower or any Credit Party’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (5) in Borrower or any Credit Party’s federal taxpayer identification number;

(p)                                 prompt written notice of all created or acquisition of any new Subsidiary of Borrower and to comply, and cause such Subsidiary to comply, with Article V;

(q)                                 prompt written notice of the amendment, modification or termination of any Hedge Agreement or the termination of any Hedge Transaction; and

(r)                                    written notice at least five (5) Business Days prior to any increase of the “Aggregate Maximum Credit Amount” under the Second Lien Term Loan Agreement in accordance with the terms thereof.

Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Banks and the Letter of Credit Issuer materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Banks (each, a “Public Bank”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrower hereby agrees that (i) it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Banks; (ii) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (iii) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the Letter of Credit Issuer and the Banks to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Borrower or its securities for purposes of United States Federal and state securities laws (provided that, to the extent such Borrower Materials constitute confidential information subject to Section 14.14, they shall be treated as set forth in Section 14.14); (iv) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (v) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Section 8.2                                      Business of Credit Parties. The primary business of each Credit Party (other than Parent) will continue to be the acquisition, exploration, development and operation of Mineral Interests, and the production and marketing of Hydrocarbons and accompanying elements therefrom. The sole business of Parent shall be owning 100% of the Equity of Borrower.

Section 8.3                                      Maintenance of Existence. Borrower shall, and shall cause each of the other Credit Parties to, at all times (a) maintain its corporate, partnership or limited liability company existence (as applicable) in its state of organization, and (b) maintain its good standing and qualification to transact business in all jurisdictions where the failure to maintain good standing or qualification to transact business could reasonably be expected to have a Material Adverse Effect.

Section 8.4                                      Right of Inspection; Books and Records.

(a)                                  Borrower will permit, and will cause each other Credit Party to permit, any officer, employee or agent of Administrative Agent or any Bank to visit and inspect any of the assets of any Credit Party, examine each Credit Party’s books of record and accounts, take copies and extracts therefrom, and discuss the affairs, finances and accounts of each Credit Party with any of such Credit Party’s officers, accountants and auditors, all upon reasonable advance notice and at such reasonable times and as often as Administrative Agent or any Bank may desire, all at the expense of Borrower; provided that, prior to the occurrence of an Event of Default, neither Administrative Agent nor any Bank will require any Credit Party to incur any unreasonable expense as a result of the exercise by Administrative Agent or any Bank of its rights pursuant to this Section 8.4.

(b)                                 Borrower will, and will cause each other Credit Party to, maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower or such other Credit Party, as the case may be.

Section 8.5                                      Maintenance of Insurance. Borrower will, and will cause each other Credit Party to, at all times maintain or cause to be maintained insurance covering such risks as are customarily carried by businesses similarly situated (including self-insurance where appropriate), including the following: (a) workmen’s compensation insurance; (b) employer’s liability insurance; (c) comprehensive general public liability and property damage insurance in respect of all activities in which any Credit Party might incur personal liability for the death or injury of an employee or third person, or damage to or destruction of another’s property; (d) comprehensive automobile liability insurance; and (e) property and casualty insurance with respect to its assets. All loss payable clauses or provisions in all policies of insurance maintained by the Credit Parties pursuant to this Section 8.5 shall be endorsed in favor of and made payable to Administrative Agent for the ratable benefit of Banks, as their interests may appear. Administrative Agent shall be named an additional insured with respect to all of the Credit Parties’ liability policies to the extent permitted by Law. Administrative Agent for the ratable benefit of Banks shall have the right to collect, and Borrower hereby assigns to Administrative Agent for the ratable benefit of Banks, any and all monies that may become payable under any such policies of insurance by reason of damage, loss or destruction of any property which stands as security for the Obligations or any part thereof, and Administrative Agent may, at its election (which election shall be made in the reasonable discretion of Administrative Agent with the consent of Required Banks), either apply for the ratable benefit of Banks all or any part of the sums so collected toward payment of the Obligations (or the portion thereof with respect to which such property stands as security), whether or not such Obligations are then due and payable, in such manner as Administrative Agent may elect or release same to Borrower.

Section 8.6                                      Payment of Obligations. Borrower will, and will cause each other Credit Party to, pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all Taxes imposed upon it or any of its assets or with respect to any of its franchises, business, income or profits, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the applicable Credit Party and the Credit Parties have notified

Administrative Agent of such circumstances, in detail satisfactory to Administrative Agent, (b) all material claims (including claims for labor, services, materials and supplies) for sums which have become due and payable and which by Law have or might become a Lien (other than a Permitted Encumbrance) on any of its assets, and (c) all Debt, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Debt.

Section 8.7                                      Compliance with Laws and Documents. Borrower will, and will cause each other Credit Party to, comply with all Laws, its articles or certificate of incorporation, certificate of limited partnership, partnership agreement, bylaws, regulations and similar organizational documents and all Material Agreements to which any Credit Party is a party, if a violation, alone or when combined with all other such violations, could reasonably be expected to have a Material Adverse Effect.

Section 8.8                                      Operation of Properties and Equipment.

(a)                                  Borrower will, and will cause each other Credit Party to, maintain, develop and operate its Mineral Interests in a good and workmanlike manner, and observe and comply with all of the terms and provisions, express or implied, of all oil and gas leases relating to such properties so long as such oil and gas leases are capable of producing Hydrocarbons and accompanying elements in paying quantities, to the extent that the failure to so observe and comply could reasonably be expected to have a Material Adverse Effect.

(b)                                 Borrower will, and will cause each other Credit Party to, comply in all respects with all contracts and agreements applicable to or relating to its Mineral Interests or the production and sale of Hydrocarbons and accompanying elements therefrom, except to the extent a failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(c)                                  Borrower will, and will cause each other Credit Party to, maintain, preserve and keep all operating equipment used with respect to its Mineral Interests in proper repair, working order and condition, and make all necessary or appropriate repairs, renewals, replacements, additions and improvements thereto so that the efficiency of such operating equipment shall at all times be properly preserved and maintained; provided that, no item of operating equipment need be so repaired, renewed, replaced, added to or improved, if a Credit Party shall in good faith determine that such action is not necessary or desirable for the continued efficient and profitable operation of the business of such Credit Party.

(d)                                 With respect to Mineral Interests of any Credit Party which are operated by operators other than such Credit Party, no Credit Party shall be obligated itself to perform any undertakings contemplated by the covenants and agreements contained in this Section 8.8 which are performable only by such operators and are beyond the control of such Credit Party, but shall be obligated to seek to enforce such operators’ contractual obligations to maintain, develop and operate the Mineral Interests in accordance with such operating agreements.

Section 8.9                                      Further Assurances. Borrower will, and will cause each other Credit Party to, execute and deliver or cause to be executed and delivered such other and further instruments or documents and take such further action as in the judgment of Administrative Agent may be required to carry out the provisions and purposes of the Loan Papers, including to create, preserve, protect and perfect the Liens of the Administrative Agent for the ratable benefit of the Banks and other holders of Obligations as required by Article V.

Section 8.10                                Environmental Law Compliance and Indemnity. Borrower will, and will cause each other Credit Party to, comply with all Applicable Environmental Laws, including (a) all licensing, permitting, notification and similar requirements of Applicable Environmental Laws, and (b) all provisions of Applicable Environmental Law regarding storage, discharge, release, transportation, treatment and disposal of Hazardous Substances, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect. Borrower will, and will cause each other Credit Party to, promptly pay and discharge when due all debts, claims, liabilities and obligations with respect to any clean-up or remediation measures necessary to comply with Applicable Environmental Laws. Borrower hereby indemnifies and agrees to defend and hold Banks and their successors and assigns harmless from and against any and all claims, demands, causes of action, loss, damage, liabilities, costs and expenses (including reasonable attorneys’ fees and court costs) of any and every kind or character, known or unknown, fixed or contingent, asserted against or incurred by any Bank at any time and from time to time, including those asserted or arising subsequent to the payment or other satisfaction of the Loans, by reason of or arising out of the ownership, construction, occupancy, operation, use and maintenance of any of the collateral for the Loans, including matters arising out of the negligence of any Bank; provided that, this indemnity shall not apply with respect to matters caused by or arising out of (i) with respect to each Bank, the gross negligence or willful misconduct of such Bank, as determined by a court of competent jurisdiction in a final, non-appealable judgment (IT BEING THE EXPRESS INTENTION HEREBY THAT BANKS SHALL BE INDEMNIFIED FROM THE CONSEQUENCES OF THEIR NEGLIGENCE); and (ii) the construction, occupancy, operation, use and maintenance of the collateral for the Loans by any owner, lessee or party in possession of the collateral for the Loans subsequent to the ownership of the collateral for the Loans by Borrower; provided further that, this subclause (ii) shall not exclude from the foregoing indemnity and agreement, liability, claims, demands, causes of action, loss, damage, costs and expenses imposed by reason of the ownership of the collateral for the Loans by Banks after purchase by Banks at any foreclosure sale or transfer in lieu thereof from any Credit Party in partial or entire satisfaction of the Loans (unless the same shall be solely attributable to the subsequent use of the collateral by Banks during their ownership thereof). The foregoing indemnity and agreement applies to the violation of any Applicable Environmental Law prior to the payment or other satisfaction of the Loans and any act, omission, event or circumstance existing or occurring on or about the collateral for the Loans (including the presence on the collateral for the Loans or release from the collateral for the Loans of asbestos or other Hazardous Substances disposed of or otherwise present in or released prior to the payment or other satisfaction of the Loans). It shall not be a defense to the covenant of Borrower to indemnify that the act, omission, event or circumstance did not constitute a violation of any Applicable Environmental Law at the time of its existence or occurrence. The provisions of this Section 8.10 shall survive the repayment of the Loans and shall continue thereafter in full force and effect. In the event of the transfer of the Loans or any portion thereof, Banks or any prior holder of the Loans and any participants shall continue to be benefited by this indemnity and agreement with respect to the period of such holding of the Loans.

Section 8.11                                Title Data. In addition to the title information required by Section 5.2 and Section 6.1(c), Borrower shall, upon the request of Required Banks, cause to be delivered to Administrative Agent such title opinions or other information regarding title to Mineral Interests owned by Borrower or any other Credit Party as are appropriate to determine the status thereof; provided that, Banks may not require Borrower to furnish title opinions (except pursuant to Section 5.2 and Section 6.1(c)) unless (a) an Event of Default shall have occurred and be continuing, or (b) Required Banks have reason to believe that there is a defect in or encumbrance upon Borrower’s title to such Mineral Interests that is not a Permitted Encumbrance. If Borrower has failed to provide title information requested under this Section 8.11 within a 90- day period following a request therefor or if Borrower is unable to cure any title defect requested by the Administrative Agent or the Banks to be cured within a 90-day period following such request, such default shall not be a Default, but instead the Administrative Agent and/or the Required Banks shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Banks. To the extent that the Administrative Agent or the Required Banks are not satisfied with title to any Mineral Interest after the 90-day period has elapsed, such unacceptable Mineral Interest shall not count towards the requirement to evidence good title to Mineral Interests constituting the Required Reserve Value, and the Administrative Agent may send a notice to Borrower and the Banks that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Banks to cause Borrower to be in compliance with the requirement to provide acceptable title information on Mineral Interests constituting the Required Reserve Value. This new Borrowing Base shall become effective immediately after receipt of such notice and any resulting Borrowing Base Deficiency shall be cured in accordance with Section 4.4.

Section 8.12                                ERISA Reporting Requirements. Borrower will promptly furnish and will cause the other Credit Parties and any ERISA Affiliate to promptly furnish to the Administrative Agent (i) promptly after the filing thereof with the United States Secretary of Labor or the Internal Revenue Service, copies of each annual and other report with respect to each Plan or any trust created thereunder, and (ii) immediately upon becoming aware of the occurrence of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal Financial Officer, the Credit Party or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action Borrower, Credit Party or ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service or the Department of Labor with respect thereto.

ARTICLE IX
NEGATIVE COVENANTS

Borrower agrees that, so long as any Bank has any commitment to lend or participate in Letter of Credit Exposure hereunder or any amount payable under any Note remains unpaid or any Letter of Credit remains outstanding:

Section 9.1                                      Debt. Borrower will not, nor will Borrower permit any other Credit Party to, incur, become or remain liable for any Debt other than (a) the Obligations, (b) Debt of any Credit Party to any other Credit Party other than Parent, (c) Permitted Purchase Money Debt, (d)

Debt under the Second Lien Notes and any guarantees thereof, the principal amount of which Debt does not exceed $150,000,000 in the aggregate, and (e) other Debt in an amount not to exceed at any time $1,000,000 in the aggregate.

Section 9.2                                      Restricted Payments. Borrower will not, nor will Borrower permit any other Credit Party to, declare, pay or make, or incur any liability to declare, pay or make, any Restricted Payment, except that, so long as no Event of Default or Borrowing Base Deficiency exists, (a) Parent may declare and pay dividends with respect to its Equity pursuant to, but not in excess of the amounts required under, Section 6.1(b) of its Limited Liability Company Agreement, as in effect on, and certified to the Administrative Agent and the Banks as of, the Closing Date and (b) Borrower and its Subsidiaries may declare and pay dividends ratably with respect to their Equity in amounts sufficient to permit the Parent to declare and pay dividends as contemplated by clause (a) above.

Section 9.3                                      Liens; Negative Pledge. Borrower will not, nor will Borrower permit any other Credit Party to, create, assume or suffer to exist any Lien on any asset owned by it (other than Permitted Encumbrances). Borrower will not, nor will Borrower permit any other Credit Party to, enter into or become subject to any agreement (other than the Intercreditor Agreement) that prohibits or otherwise restricts the right of any Credit Party to create, assume or suffer to exist any Lien in favor of Administrative Agent or any Bank on any Credit Party’s assets.

Section 9.4                                      Consolidations and Mergers. Without the prior written consent of Required Banks, Borrower will not, nor will Borrower permit any other Credit Party to, consolidate or merge with or into any other Person; provided that, so long as no Default or Event of Default exists or will result, Borrower or any wholly owned Subsidiary of Borrower that is a Credit Party may merge or consolidate with any other Credit Party, provided further that, if Borrower is a party to any such merger or consolidation, Borrower must be the surviving entity of such merger or consolidation.

Section 9.5                                      Asset Dispositions. Borrower will not, nor will Borrower permit any other Credit Party to, sell, lease, transfer, abandon or otherwise dispose of any asset other than (a) the sale in the ordinary course of business of Hydrocarbons produced from any Credit Party’s Mineral Interests, (b) the sale, lease, transfer, abandonment or other disposition of machinery, equipment and other personal property and fixtures which are (i) made in connection with a release, surrender or abandonment of a well, or (ii) (A) obsolete for their intended purpose and disposed of in the ordinary course of business, or (B) replaced by articles of comparable suitability owned by any Credit Party, free and clear of all Liens except Permitted Encumbrances and (c) Asset Dispositions at no less than fair market value (as reasonably determined by Borrower); provided that, (A) no Asset Disposition shall be permitted pursuant to this clause (c) unless all mandatory prepayments required by Section 2.6 in connection with such Asset Disposition are made concurrently with the closing thereof, (B) Borrower or other applicable Credit Party shall within 30 days following the closing of each Asset Disposition novate, unwind or terminate Oil and Gas Hedge Transactions as needed to comply with Section 9.10 and (C) promptly after the consummation by any Credit Party of any Asset Disposition, Borrower shall prepay the Loans to the extent necessary to comply with Section 10.1(d) on a pro forma basis after giving effect to such Asset Disposition. In no event will Borrower issue, sell, transfer or dispose of, or permit any other Credit Party to issue, sell, transfer or dispose of, any capital stock or other equity interest in any Subsidiary of such Credit Party, nor will Borrower issue or sell, or permit any other Credit Party to issue or sell, any capital stock or other equity interest or any option, warrant or other right to acquire such capital stock or equity interest or security convertible into such capital stock or equity interest to any Person other than the Person which is the direct parent of such issuer on the Closing Date.

Section 9.6                                      Use of Proceeds. The proceeds of Borrowings will not be used for any purpose other than to finance the acquisition, exploration, and development of Mineral Interests and for working capital and general corporate purposes. None of the proceeds of the Loans or any Letter of Credit issued hereunder will be used, directly or indirectly, (a) for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, or (b) in violation of applicable Law or regulation (including the Margin Regulations). Letters of Credit will be issued hereunder only for the purpose of securing bids, tenders, bonds, contracts and other obligations entered into in the ordinary course of Borrower’s business and to secure obligations of Borrower and its Subsidiaries under Oil and Gas Hedge Transactions; provided that, the aggregate Letter of Credit Exposure of all Banks under all Hedge Transaction Letters of Credit shall not exceed $5,000,000 at any time. Without limiting the foregoing, with the exception of Hedge Transaction Letters of Credit permitted pursuant to the preceding sentence, no Letters of Credit will be issued hereunder for the purpose of or providing credit enhancement with respect to any Debt or equity security of any Credit Party or to secure any Credit Party’s obligations with respect to Hedge Transactions other than Hedge Transactions with a Bank or an Affiliate of a Bank.

Section 9.7                                      Investments. Borrower will not, nor will Borrower permit any other Credit Party to, directly or indirectly, make any Investment other than Permitted Investments.

Section 9.8                                      Transactions with Affiliates. Borrower will not, nor will Borrower permit any other Credit Party to, engage in any material transaction with any of their Affiliates (other than transactions among Credit Parties) unless such transaction is generally as favorable to such Credit Party as could be obtained in an arm’s length transaction with an unaffiliated Person in accordance with prevailing industry customs and practices. Notwithstanding the foregoing, and so long as no Event of Default has occurred which is continuing, the restrictions set forth in this Section 9.8 shall not apply to the payment of reasonable and customary fees to directors of any Credit Party who are not employees of any Credit Party, in an aggregate amount not to exceed $50,000 in the aggregate over the term of this Agreement.

Section 9.9                                      ERISA. Borrower will not, and will not permit any Credit Party to, at any time:

(a)                                  engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which Borrower, any Credit Party or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code.

(b)                                 fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, Borrower, any Credit Party or any ERISA Affiliate is required to pay as contributions thereto.

(c)                                  contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to (i) any employee welfare benefit plan, as defined in section 3(1) of ERISA, including any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability, or (ii) any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.

Section 9.10                                Hedge Transactions. Borrower will not, nor will Borrower permit any other Credit Party to, enter into or, subject to clause (B) of the proviso in the first sentence of Section 9.5, permit to exist any Oil and Gas Hedge Transactions whereby the volume of Hydrocarbons with respect to which a settlement payment is calculated would exceed 85% of Borrower’s anticipated production (assuming no curtailment or interruption of transportation for such anticipated production) from Proved Producing Mineral Interests during the period from the immediately preceding settlement date (or the commencement of such Hedge Transactions if there is no prior settlement date) to such settlement date. Borrower will not, nor will Borrower permit any other Credit Party to, enter into any commodity, interest rate, currency or other swap, option, collar or other derivative transaction pursuant to which any Credit Party speculates on the movement of commodity prices, securities prices, interest rates, financial markets, currency markets or other items; provided that, nothing contained in this Section 9.10 shall prohibit any Credit Party from (a) entering into interest rate swaps or other interest rate hedge transactions pursuant to which such Credit Party hedges interest rate risk with respect to the interest reasonably anticipated to be incurred pursuant to this Agreement, (b) entering into Oil and Gas Hedge Transactions otherwise permitted by this Section 9.10, or (c) making Permitted Investments.

Section 9.11                                Operating Leases. Borrower will not, nor will Borrower permit any other Credit Party to, incur, become, or remain liable under any Operating Lease which would cause the aggregate amount of all Rentals payable by any Credit Party in any Fiscal Year to be greater than $2,500,000.

Section 9.12                                Acquisition. Without the prior written consent of Required Banks, Borrower will not, nor will Borrower permit any other Credit Party to, acquire, in a single transaction or a series of related transactions, all or substantially all of the assets or capital stock (or other outstanding equity interests) of any Person, or all or substantially all of the assets comprising a division of any Person; provided that, nothing contained in this Section 9.12 shall prohibit Borrower or any other Credit Party from making any acquisition of assets consisting of oil and gas properties or any other acquisition which is permitted by the terms of this Agreement, including any Permitted Investment.

Section 9.13                                Redemption of Second Lien Notes and Amendment of Second Lien Term Loan Agreement. The Borrower will not, and will not permit any other Credit Party to: (a) prior to the date that is one-hundred and eighty (180) days after the Termination Date, call, make or offer to make any optional or voluntary Redemption of or otherwise optionally or voluntarily

Redeem (whether in whole or in part) the Second Lien Notes, provided that the Borrower may optionally prepay the Second Lien Notes with the cash proceeds of a substantially concurrent offering of Equity interests of the Parent or make any prepayment required pursuant to Section 9.5 of the Second Lien Term Loan Agreement if (i) no Default or Event of Default has occurred and is continuing or would exist after giving effect to such prepayment, and (ii) after giving effect to such prepayment, the Borrower would have liquidity (which shall include undrawn availability under the then existing Borrowing Base) of at least $50,000,000 of cash or unencumbered Permitted Investments of the types described in clauses (b), (c), (d) and (e) of the definition of such term or (b) amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Second Lien Term Loan Agreement or any other Second Lien Term Loan Document if (i) the effect thereof would be to shorten the maturity of the Second Lien Notes or shorten the average life or increase the amount of any payment of principal thereof or increase the rate or scheduled recurring fee or add call or pre-payment premiums or shorten any period for payment of interest thereon, (ii) such action requires the payment of a consent fee (howsoever described) in excess of any consent fee paid for a contemporaneous action under this Agreement, (iii) such action adds additional Property as collateral to secure the Second Lien Notes unless the Borrower complies with Section 9.14, (iv) such action adds or amends any representations and warranties, covenants or events of default without this Agreement being contemporaneously amended to add substantially similar covenants or defaults, (v) such action increases the interest rate margins applicable to loans made under the Second Lien Term Loan Agreement or alters the calculation of interest components or margins thereunder (except for increases in the interest rate margin as contemplated by Section 5.3(b)(iv) of the Intercreditor Agreement) or (vi) adds or changes any redemption, put or prepayment provisions, provided that the foregoing shall not prohibit the execution of supplemental agreements to add guarantors if required by the terms thereof provided that any such guarantor also guarantees the Obligations pursuant to the Facility Guaranty and each of the Borrower and such guarantor otherwise complies with Section 5.4.

Section 9.14                                Liens Securing Second Lien Notes. The Borrower will not, and will not permit any other Credit Party to, grant a Lien on any property or asset to secure the Second Lien Notes without first (a) giving fifteen (15) days’ prior written notice to the Administrative Agent thereof and (b) granting to the Administrative Agent to secure the Obligations a first-priority, perfected Lien (subject to Permitted Encumbrances identified in clauses (b) to (g) of the definition thereof, but subject to the proviso at the end of such definition) on the same property or asset pursuant to Loan Papers in form and substance satisfactory to the Administrative Agent. In connection therewith, the Borrower shall, or shall cause each other Credit Party to, execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

ARTICLE X
FINANCIAL COVENANTS

Section 10.1                                Financial Covenants. Borrower agrees that, so long as any Bank has any commitment to lend or participate in Letter of Credit Exposure hereunder or any amount payable under any Note remains unpaid or any Letter of Credit remains outstanding:

(a)                                  As of the end of any Fiscal Quarter, commencing with the Fiscal Quarter ending June 30, 2010, Borrower will not permit the Parent’s ratio of Consolidated Current Assets to Consolidated Current Liabilities to be less than 1.00 to 1.00;

(b)                                 As of the end of any Fiscal Quarter, commencing with the Fiscal Quarter ending June 30, 2010, Borrower will not permit the Parent’s ratio of (i) Consolidated EBITDAX (for the four Fiscal Quarters ending on such date) to (ii) the sum of (A) Consolidated Net Interest Expense (for the four Fiscal Quarters ending on such date) plus (B) Letter of Credit Fees (accruing during the four Fiscal Quarters ending on such date) to be less than 2.50 to 1.00;

(c)                                  As of the end of any Fiscal Quarter, commencing with the Fiscal Quarter ending June 30, 2010, Borrower will not permit the Parent’s ratio of Total Debt to Consolidated EBITDAX (for the four Fiscal Quarters most recently ending) to exceed 4.00 to 1.00; and

(d)                                 As of the end of any Fiscal Quarter, commencing with the Fiscal Quarter ending June 30, 2010, Borrower will not permit the Parent’s ratio of Total Proved PV10% to Total Debt to be less than 1.50 to 1.00.

ARTICLE XI
DEFAULTS

Section 11.1                                Events of Default. If one or more of the following events (collectively “Events of Default” and individually an “Event of Default”) shall have occurred and be continuing:

(a)                                  Borrower shall fail to pay when due any principal of any Note or any reimbursement obligation with respect to any Letters of Credit when due;

(b)                                 Borrower shall fail to pay any accrued interest due and owing on any Note or any fees or any other amount payable hereunder when due and such failure shall continue for a period of five (5) Business Days following the due date;

(c)                                  any Credit Party shall fail to observe or perform any covenant or agreement applicable thereto contained in Section 4.4, Section 8.5, Section 8.1(d), Article IX, or Article X;

(d)                                 any Credit Party shall fail to observe or perform any covenant or agreement contained in this Agreement or the other Loan Papers (other than those covered by Section 11.1(a), Section 11.1(b) and Section 11.1(c)) and such failure continues for a period of 30 days after the earlier of (i) the date any Authorized Officer of any Credit Party acquires knowledge of such failure, or (ii) written notice thereof has been given to any such Credit Party by Administrative Agent at the request of any Bank;

(e)                                  any representation, warranty, certification or statement made or deemed to have been made by any Credit Party in this Agreement or by any Credit Party or any other Person on behalf of any Credit Party in any other Loan Paper or any other certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made, deemed made, or confirmed;

(f)                                    (i) any Credit Party shall fail to make any payment when due on any Debt in a principal amount equal to or greater than $2,000,000, or any event or condition (A) shall occur which results in the acceleration of the maturity of any Debt of any such Credit Party in a principal amount equal to or greater than $2,000,000 individually or in the aggregate, or (B) shall occur which entitles (or, with the giving of notice or lapse of time or both, would unless cured or waived, entitle) the holder of such Debt to accelerate the maturity thereof; or (ii) there occurs under any Hedge Agreement an Early Termination Date (as defined in such Hedge Agreement if applicable), or such Hedge Agreement is otherwise terminated prior to the scheduled term of the applicable transaction, in each case, resulting from (A) any event of default under such Hedge Agreement as to which any Credit Party is the defaulting party or (B) any Termination Event (as defined in such Hedge Agreement, if applicable) under such Hedge Agreement as to which any Credit Party is an Affected Party (as so defined, if applicable) and, in either event, the net hedging obligation owed by such Credit Party as a result thereof is greater than $2,000,000;

(g)                                 any Credit Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate or partnership action to authorize any of the foregoing;

(h)                                 an involuntary case or other proceeding shall be commenced against any Credit Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against any Credit Party under the federal bankruptcy Laws as now or hereafter in effect;

(i)                                     one (1) or more judgments or orders for the payment of money aggregating in excess of $2,000,000 (to the extent not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) shall be rendered against any Credit Party and such judgment or order (i) shall continue unsatisfied and unstayed (unless bonded with a supersedeas bond at least equal to such judgment or order) for a period of 60 days, or (ii) is not fully paid and satisfied at least 10 days prior to the date on which any of its assets may be lawfully sold to satisfy such judgment or order;

(j)                                     any Credit Party shall incur Environmental Liabilities which, individually or when considered in the aggregate, exceed $2,000,000 (to the extent not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding);

(k)                                  this Agreement or any other Loan Paper shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by any Credit Party, or any Credit Party shall deny that it has any further liability or obligation under any of the Loan Papers, or any Lien created by the Loan Papers shall for any reason (other than the express release thereof by a written instrument executed by Administrative Agent in accordance with the Loan Papers) cease to be a valid, first priority, perfected Lien (other than Permitted Encumbrances) upon any of the property purported to be covered thereby;

(l)                                     Borrower shall fail to cure any Borrowing Base Deficiency in accordance with Section 2.6 or Section 4.4;

(m)                               a Change of Control shall occur;

(n)                                 the Intercreditor Agreement shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with its terms against the Borrower or any party thereto or shall be repudiated by any of them, or any Loan Paper shall cease to create a valid and perfected Lien of the priority required thereby or by the Intercreditor Agreement on any of the collateral purported to be covered thereby, or the Borrower or any other Loan Party or any of their Affiliates shall so state in writing; or

(o)                                 an “Event of Default” shall occur under the Second Lien Term Loan Agreement;

then, and in every such event, Administrative Agent shall without presentment, notice or demand (unless expressly provided for herein) of any kind (including notice of intention to accelerate and acceleration), all of which are hereby waived, (i) if requested by Required Banks, terminate the Commitments and they shall thereupon terminate, and (ii) if requested by Required Banks, take such other actions as may be permitted by the Loan Papers including, declaring the Notes, or any of them, (together with accrued interest thereon) to be, and the Notes, or any of them, shall thereupon become, immediately due and payable; provided that (iii) in the case of any of the Events of Default specified in Section 11.1(g) or Section 11.1(h), without any notice to Borrower or any other Credit Party or any other act by Administrative Agent or Banks, the Commitments shall thereupon terminate and the Notes (together with accrued interest thereon) shall become immediately due and payable.

ARTICLE XII
AGENTS

Section 12.1                                Appointment and Authorization. Each Bank irrevocably appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement, the Notes, the Mortgages and the other Loan Papers as are delegated to Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto; provided that, as between and among Banks and Agents, no Agent will prosecute, settle or compromise any claim against Borrower or any other Credit Party or release or institute enforcement proceedings, except with the consent of Required Banks. Each

Bank and Borrower agree that none of the Agents is a fiduciary for Banks or for Borrower but simply is acting in the capacity described herein to alleviate administrative burdens for both Borrower and Banks and that no Agent has any duties or responsibilities to Banks or Borrower except those expressly set forth herein.

Section 12.2                                Administrative Agent and Affiliates. Administrative Agent in its individual capacity and not as Administrative Agent hereunder shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not Administrative Agent hereunder and Administrative Agent in its individual capacity and not Administrative Agent hereunder may accept deposits from, lend money to, and generally engage in any kind of business with any Credit Party and any of their Affiliates as if it were not Administrative Agent hereunder.

Section 12.3                                Action by Administrative Agent. The obligations of Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, Administrative Agent shall not (a) be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) be required to take any action with respect to any Default or Event of Default, except as expressly provided in Article XI, (c) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Papers that the Administrative Agent is required to exercise as directed in writing by the Required Banks (or such other number or percentage of the Banks as shall be expressly provided for herein or in the other Loan Papers), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Paper or applicable law, or (d) except as expressly set forth herein and in the other Loan Paper, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity. Notwithstanding the administrative authority delegated to Administrative Agent, Administrative Agent shall not without the prior written approval of all Banks, cause or permit any modification of the Loan Papers which would (i) increase the Commitment or Maximum Credit Amount of any Bank or subject any Bank to any additional obligations, (ii) forgive any of the principal or reduce the rate of interest on the Loans or any fees hereunder, (iii) postpone the Termination Date or any other date fixed for payment of principal of or interest on the Loans or any fees hereunder, (iv) change the percentage of the Aggregate Maximum Credit Amount or Outstanding Revolving Credit which shall be required for Banks or any of them to take any action under Section 14.2 or any other provision of this Agreement, (v) permit any Credit Party to assign any of its rights hereunder, (vi) amend or waive any of the provisions of Article IV or of the definitions contained in Section 1.1 applicable thereto, or (vii) provide for the release or substitution of collateral for the Loans other than releases required pursuant to sales of collateral which are expressly permitted under Section 9.5. Subject to the foregoing, Administrative Agent shall make such requests or take such actions in respect of any Credit Party as Required Banks shall direct. Further, subject to the foregoing, Administrative Agent shall grant such waivers, consents or approvals in favor of any Credit Party as Required Banks shall direct.

Section 12.4                                Reliance; Consultation with Experts. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Bank or the Letter of Credit Issuer, the Agent may presume that such condition is satisfactory to such Bank or the Letter of Credit Issuer unless the Agent shall have received notice to the contrary from such Bank or the Letter of Credit Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for any Credit Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 12.5                                Liability of Agents. None of the Agents nor any of their directors, officers, agents, or employees shall be liable for any action taken or not taken by such Agent in connection herewith (a) with the consent or at the request of Required Banks, or (b) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable judgment, IT BEING THE INTENTION OF BANKS THAT SUCH PARTIES SHALL NOT BE LIABLE FOR THE CONSEQUENCES OF THEIR ORDINARY NEGLIGENCE. None of the Agents nor any of their respective officers, directors, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder, (ii) the performance or observance of any of the covenants or agreements of any Credit Party, (iii) the satisfaction of any condition specified in Article VI, except receipt of items required to be delivered to Administrative Agent, or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. No Agent shall incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties or upon any oral notice which such Agent believes will be confirmed in writing by the proper party or parties. If Administrative Agent fails to take any action required to be taken by it under the Loan Papers after the occurrence of an Event of Default and within a reasonable time after being requested to do so by any Bank (after such requesting Bank has obtained the approval of such other Banks as required), Administrative Agent shall not suffer or incur any liability as a result thereof, but such requesting Bank may request Administrative Agent to resign, whereupon Administrative Agent shall so resign pursuant to Section 12.9.

Section 12.6                                Delegation of Duties. Administrative Agent may execute any of its duties hereunder by or through officers, directors, employees, attorneys, or agents.

Section 12.7                                Indemnification. Each Bank shall, ratably in accordance with its Commitment Percentage, indemnify each Agent (to the extent not reimbursed by Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from each Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable judgment) that each Agent may suffer or incur in connection with this Agreement or any action taken or omitted by such Agent hereunder, including matters arising out of such Agent’s own negligence, IT BEING THE INTENTION OF EACH BANK THAT EACH AGENT SHALL BE INDEMNIFIED FOR THE CONSEQUENCES OF ITS ORDINARY NEGLIGENCE. The obligations of Banks under this paragraph shall continue after the Termination Date and shall survive termination of this Agreement and the other Loan Papers.

Section 12.8                                Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon any Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement. Agents shall not be required to keep themselves informed as to the performance or observance by Borrower or any other Credit Party of this Agreement, the Loan Papers or any other document referred to or provided for herein or to inspect the Properties or books of Borrower or any other Credit Party. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by Administrative Agent hereunder, no Agent or Arranger shall have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of Borrower or any Credit Party (or any of their respective Affiliates) which may come into the possession of such Agent or any of its Affiliates. In this regard, each Bank acknowledges that Vinson & Elkins L.L.P. is acting in this transaction as special counsel to Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Paper. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Papers and the matters contemplated therein.

Section 12.9                                Successor Administrative Agent. Administrative Agent may resign at any time by giving written notice thereof to Banks and Borrower. In addition, Borrower may, prior to a Default, request the designation by Banks of a successor Administrative Agent. Upon any such request by Borrower or resignation by Administrative Agent, Required Banks shall have the right to appoint a successor Administrative Agent, which shall be one of Banks. If no successor Administrative Agent shall have been so appointed by Required Banks and accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation or Borrower’s request for a successor Administrative Agent, then the retiring Administrative Agent may, on behalf of Banks, appoint a successor Administrative Agent, which shall (a) be a commercial bank organized under the Laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000 and (b) unless the successor Administrative Agent is a Bank, be reasonably acceptable to Borrower. Upon the acceptance of its appointment as a successor Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any Administrative Agent’s resignation hereunder, the provisions of this Section 12.9 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

Borrower shall be entitled to recommend a successor Administrative Agent at the time of designation of any successor Administrative Agent pursuant to this Section 12.9. Banks shall give due consideration to the successor nominated by Borrower, but shall have no obligation to approve such nominee.

Section 12.10                          No Other Duties. Anything herein to the contrary notwithstanding, the Arranger listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Papers, except in its capacity, as applicable, as the Administrative Agent, a Bank or the Letter of Credit Issuer hereunder.

ARTICLE XIII
PROTECTION OF YIELD: CHANGE IN LAWS

Section 13.1                                Basis for Determining Interest Rate Applicable to Eurodollar Tranches Inadequate.

(a)                                  If Banks having at least 50% of the Aggregate Maximum Credit Amounts then in effect (or, if the Commitments shall have been terminated, holding Notes evidencing at least 50% of the aggregate principal amount of the Loans and Letters of Credit then outstanding) (as used in this Section 13.01, the “Majority Banks”) determine that for any reason in connection with any request for a Loan or a conversion to or continuation thereof that (i) dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Loan, (ii) adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed Eurodollar Loan or in connection with an Adjusted Base Rate Loan, or (iii) the LIBOR Rate for any requested Interest Period with respect to a proposed Eurodollar Loan or in connection with an Adjusted Base Rate Loan does not adequately and fairly reflect the cost to such Banks of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Bank. Thereafter, the obligation of the Banks to make or maintain Eurodollar Loans and Adjusted Base Rate Loans as to which the interest rate is determined with reference to the LIBOR Rate shall be suspended until the Administrative Agent (upon the instruction of the Majority Banks) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Adjusted Base Rate Loans in the amount specified therein.

(b)                                 If at any time the Majority Banks determine (which determination shall be conclusive and binding upon the Borrower) that the LIBOR Rate or the Adjusted Base Rate, as the case may be, will not adequately and fairly reflect the cost to such Banks (as conclusively certified by such Banks) of making or maintaining their affected Loans, the Administrative Agent shall give notice thereof to the Borrower and the Banks as soon as practicable thereafter and, upon delivery of such notice, such notice shall be in effect until the earlier of (i) the thirtieth (30th) day following such notice and (ii) the date on which Administrative Agent (upon the instruction of the Majority Banks) revokes such notice; provided that, upon the expiration of any such thirty (30) day period, the Majority Banks may pursuant to a reaffirmation of any such determination, extend the effectiveness of such notice for subsequent thirty (30) day periods without limit.

Section 13.2                                Illegality of Eurodollar Tranches.

(a)                                  If, after the date of this Agreement, the adoption of any applicable Law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of Law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Eurodollar Lending Office) to make, maintain or fund any portion of the Loans subject to a Eurodollar Tranche and such Bank shall so notify Administrative Agent, Administrative Agent shall forthwith give notice thereof to the other Banks and Borrower. Until such Bank notifies Borrower and Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to maintain or fund any portion of the Loans subject to a Eurodollar Tranche shall be suspended. Before giving any notice to Administrative Agent pursuant to this Section 13.2, such Bank shall designate a different Eurodollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any portion of the Loans outstanding subject to a Eurodollar Tranche to maturity and shall so specify in such notice, Borrower shall immediately convert the principal amount of the Loans which is subject to a Eurodollar Tranche to an Adjusted Base Rate Tranche of an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the unaffected Eurodollar Tranches of the other Banks).

(b)                                 No Bank shall be required to make any Loan (or any portion thereof) hereunder if the making of such Loan (or any portion thereof) would be in violation of any Law applicable to such Bank.

Section 13.3                                Increased Cost of Eurodollar Tranche. If after the Closing Date, the adoption of any applicable Law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of Law) of any such authority, central bank or comparable agency:

(a)                                  shall subject any Bank (or its Lending Office) to any tax, duty or other charge with respect to maintaining or funding any portion of the Loans subject to a Eurodollar Tranche, its Note or its obligation to allow interest to be computed by reference to the Adjusted LIBOR Rate shall change the basis of taxation of payments to any Bank (or its Lending Office) of the principal of or interest on any portion of the Loans which is subject to any Eurodollar Tranche or any other amounts due under this Agreement in respect of any portion of any Loan which is subject to any Eurodollar Tranche or its obligation to allow interest to be computed by reference to the Adjusted LIBOR Rate (except for changes in the rate of Tax on the overall net income of such Bank or its Lending Office imposed by the jurisdiction in which such Bank’s principal executive office or Lending Office is located); or

(b)                                 shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Tranche any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of or credit extended by, any Bank’s Lending Office or shall impose on any Bank (or its Lending Office) or the applicable interbank eurodollar market or any other condition affecting Eurodollar Tranches, its Note or its obligation to allow interest to be computed by reference to the Adjusted LIBOR Rate;

and the result of any of the foregoing is to increase the cost to such Bank (or its Lending Office) of funding or maintaining any portion of any Loan subject to a Eurodollar Tranche, or to reduce the amount of any sum received or receivable by such Bank (or its Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, then, within five (5) days after demand by such Bank setting forth the calculation of such sum in reasonable detail (with a copy to the Administrative Agent), Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction. Each Bank will promptly notify Borrower and Administrative Agent of any event of which it has knowledge, occurring after the Closing Date, which will entitle such Bank to compensation pursuant to this Section 13.3 and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section 13.3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

Section 13.4                                Adjusted Base Rate Tranche Substituted for Affected Eurodollar Tranche. If (a) the obligation of any Bank to fund or maintain any portion of any Loan subject to a Eurodollar Tranche has been suspended pursuant to Section 13.2, or (b) any Bank has demanded compensation under Section 13.3 and Borrower shall, by at least five Eurodollar Business Days prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section 13.4 shall apply to such Bank, then, unless and until such Bank notifies Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

(i)                                     any Tranche which would otherwise be characterized by such Bank as a Eurodollar Tranche shall instead be deemed an Adjusted Base Rate Tranche (on which interest and principal shall be payable contemporaneously with the unaffected Eurodollar Tranches of the other Banks); and

(ii)                                  after all of its Eurodollar Tranches have been repaid, all payments of principal which would otherwise be applied to repay Eurodollar Tranches shall be applied to repay its Adjusted Base Rate Tranches instead.

Section 13.5                                Capital Adequacy. If after the Closing Date, the adoption of any applicable Law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof, by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of Law), shall:

(a)                                  impose, modify or deem applicable any reserve, special deposit, compensatory loan, deposit insurance, capital adequacy, minimum capital, capital ratio or similar requirement against all or any assets held by, deposits or accounts with, credit extended by or to, or commitments to extend credit or any other acquisition of funds by any Bank (or its Lending Office), or impose on any Bank (or its Lending Office) any other condition, with respect to the maintenance by such Bank of all or any part of its Commitment; or

(b)                                 subject any Bank (or its Lending Office) to, or cause the termination or reduction of a previously granted exemption with respect to, any Tax with respect to the maintenance by such Bank of all or any part of its Commitment (other than Taxes assessed against such Bank’s overall net income); and the result of any of the foregoing is to increase the cost to such Bank (or its Lending Office) of maintaining its Commitment or to reduce the amount of any sums received or receivable by it (or its Lending Office) under this Agreement or any other Loan Paper, or to reduce the rate of return on such Bank’s equity in connection with this Agreement, as the case may be, by an amount which such Bank deems material then, in any such case, within five days of demand by such Bank (or its Lending Office) (with a copy to Administrative Agent), Borrower shall pay to such Bank (or its Lending Office) such additional amount or amounts as will compensate such Bank for any additional cost, reduced benefit, reduced amount received or reduced rate of return. Each Bank will promptly notify Borrower and Administrative Agent of any event of which it has knowledge, occurring after the Closing Date, which will entitle such Bank to compensation pursuant to this Section 13.5. A certificate of any Bank claiming compensation under this Section 13.5 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

(c)                                  Without limiting the foregoing, in the event any event or condition described in this Section 13.5 shall occur or arise which relates to the maintenance by any Bank of that part of its Commitment which is in excess of its Commitment Percentage of the Borrowing Base then in effect (such excess portion of such Commitment of any Bank is hereinafter referred to as its “Surplus Commitment”), such Bank shall notify Administrative Agent and Borrower of the occurrence of such event or the existence of such condition and of the amount of a fee (to be computed on a per annum basis with respect to such Bank’s Surplus Commitment) which such Bank determines in good faith will compensate such Bank for such additional cost, reduced benefit, reduced amount received or reduced rate of return. Within five Business Days following receipt of such notice, Borrower shall notify such Bank whether it accepts or rejects such fee (if Borrower fails to timely respond to such notice it will be deemed to have accepted such fee). If Borrower rejects such fee, the applicable Commitment of each Bank will be automatically and permanently reduced to the Borrowing Base applicable to such Commitment and then in effect. If Borrower accepts such fee, such fee shall accrue from and after the date of such Bank’s notice and shall be payable in arrears (based on the daily average balance of such Bank’s Surplus Commitment) on the last day of each Fiscal Quarter and on the Termination Date. Such fee shall be in lieu of any amounts to which such Bank would otherwise be entitled in respect of its Surplus Commitment pursuant to the other provisions of this Section 13.5 for the period on and after the date of such notice unless such Bank determines that such fee is not adequate to fully compensate such Bank for any additional cost, reduced benefit, reduced amount received or reduced rate of return such Bank may thereafter incur in respect of such Bank’s Surplus Commitment. In that event such Bank shall be entitled to such additional compensation to which such Bank is otherwise entitled pursuant to this Section 13.5.

(d)                                 Failure or delay on the part of any Bank to demand compensation pursuant to this Section 13.5 or Section 13.3 shall not constitute a waiver of such Bank’s right to demand such compensation; provided that Borrower shall not be required to compensate any Bank pursuant to this Section 13.5 or Section 13.3 for any increased costs or reductions incurred more than 365 days prior to the date that such Bank notifies Borrower of the change in Law or other event giving rise to such increased costs or reductions and of such Bank’s intention to claim compensation therefor; provided further that, if the change in Law or other event giving rise to such increased costs or reductions is retroactive, then the 365-day period referred to above shall be extended to include the period of retroactive effect hereof.

Section 13.6                                Taxes. All amounts payable by Borrower under the Loan Papers (whether principal, interest, fees, expenses, or otherwise) to or for the account of each Bank shall be paid in full, free of any deductions or withholdings for or on account of any Indemnified Taxes and Documentary Taxes. If Borrower is prohibited by Law from paying any such amount free of any such deductions and withholdings, then (at the same time and in the same manner that such original amount is otherwise due under the Loan Papers) Borrower shall pay to or for the account of such Bank such additional amount as may be necessary in order that the actual amount received by such Bank after deduction and/or withholding (and after payment of any additional Indemnified Taxes and Documentary Taxes due as a consequence of the payment of such additional amount, and so on) will equal the amount such Bank would have received if such deduction or withholding were not made.

Section 13.7                                Discretion of Banks as to Manner of Funding. Notwithstanding any provisions of this Agreement to the contrary, each Bank shall be entitled to fund and maintain its funding of all or any part of its Commitment in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Bank had actually funded and maintained the Loans (or any portion thereof) subject to a Eurodollar Tranche during the Interest Period for the Loans (or any portion thereof) through the purchase of deposits having a maturity corresponding to the last day of such Interest Period and bearing an interest rate equal to the Adjusted LIBOR Rate for such Interest Period.

Section 13.8                                Replacement of Banks. If (a) any Bank requests compensation under Section 13.3, (b) the obligation of any Bank to make Eurodollar Loans or continue Loans as Eurodollar Loans has been suspended pursuant to Section 13.4, (c) Borrower is required to pay any additional amount to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 13.5, (d) any Bank is a Defaulting Bank or (e) any Bank has voted against an amendment, modification or waiver of any provision of this Agreement proposed by Borrower, which proposed amendment, modification or waiver (i) was approved by Banks representing no less than 90% of the aggregate Commitments (or, following termination or expiration of the Commitments, the Outstanding Revolving Credit) but (ii) required the approval of all Banks and did not get such approval, then Borrower may, at its sole expense and effort, upon notice to such Bank and the Administrative Agent, require such Bank to assign and delegate, without recourse

(in accordance with and subject to the restrictions in Section 14.8(c)) all its interests, rights and obligations under this Agreement at par (plus all accrued and unpaid interest and fees) to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided, that in the case of any such assignment resulting from a request for compensation under Section 13.3, the suspension of an obligation to make Eurodollar Loans or continue Loans as Eurodollar Loans under Section 13.4, or the requirement that the Borrower pay any additional amount under Section 13.5, such assignment will result in a reduction of such compensation, a resumption of such obligation in whole or in part, or the reduction of such payments, as applicable.

ARTICLE XIV
MISCELLANEOUS

Section 14.1                                Notices; Effectiveness; Electronic Communications.

(a)                                  Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to Borrower or any other Credit Party, to the address, telecopier number, electronic mail address or telephone number specified for such Person on the signature pages hereof; and

(ii)                                  the Administrative Agent, the Letter of Credit Issuer, or any Bank, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 1.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications. Notices and other communications to the Banks and the Letter of Credit Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Bank or the Letter of Credit Issuer pursuant to Article II if such Bank or the Letter of Credit Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Affiliates (collectively, the “Agent Parties”) have any liability to Borrower, any other Credit Party, any Bank, the Letter of Credit Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that, in no event shall any Agent Party have any liability to Borrower, any other Credit Party, any Bank, the Letter of Credit Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                                 Change of Address, Etc. Each of Borrower, each other Credit Party, the Administrative Agent, and the Letter of Credit Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Bank may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Borrower, the Administrative Agent, and the Letter of Credit Issuer. In addition, each Bank agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Bank. Furthermore, each Public Bank agrees to cause at least one individual at or on behalf of such Public Bank to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Bank or its delegate, in accordance with such Public Bank’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Borrower or its securities for purposes of United States Federal or state securities laws.

(e)                                  Reliance by Administrative Agent, Letter of Credit Issuer and Banks. The Administrative Agent, the Letter of Credit Issuer and the Banks shall be entitled to rely and act upon any notices (including telephonic Requests for Borrowing) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify the Administrative Agent, the Letter of Credit Issuer, each Bank and the Affiliates of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 14.2                                Waivers and Amendments; Acknowledgments.

(a)                                  No failure or delay (whether by course of conduct or otherwise) by any Bank or Administrative Agent in exercising any right, power or remedy which they may have under any of the Loan Papers shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by any Bank or Administrative Agent of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Loan Paper and no consent to any departure therefrom shall ever be effective unless it is in writing and signed by Required Banks and/or Administrative Agent in accordance with Section 14.2(c), and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on Borrower shall in any case of itself entitle Borrower to any other or further notice or demand in similar or other circumstances. This Agreement and the other Loan Papers set forth the entire understanding and agreement of the parties hereto and thereto with respect to the transactions contemplated herein and therein and supersede all prior discussions and understandings with respect to the subject matter hereof and thereof, and no modification or amendment of or supplement to this Agreement or the other Loan Papers shall be valid or effective unless the same is in compliance with Section 14.2(c).

(b)                                 Borrower acknowledges and agrees, and acknowledges its Affiliates understanding, that (i) it has been advised by counsel in the negotiation, execution and delivery of the Loan Papers to which it is a party, (ii) it has made an independent decision to enter into this Agreement and the other Loan Papers to which it is a party, without reliance on any representation, warranty, covenant or undertaking by Banks or Agents whether written, oral or implicit, other than as expressly set out in this Agreement or in another Loan Paper delivered on or after the Closing Date, (iii) there are no representations, warranties, covenants, undertakings or agreements by any Bank or any Agent as to the Loan Papers except as expressly set out in this Agreement or in another Loan Paper delivered on or after the Closing Date, (iv) neither any Bank nor any Agent owes any fiduciary duty to Borrower or any other Credit Party with respect to any Loan Paper or the transactions contemplated thereby, (v) the relationship pursuant to the

Loan Papers between Borrower, on one hand, and Banks and Agents, on the other hand, is and shall be solely that of debtor and creditor, respectively, (vi) no partnership or joint venture exists with respect to the Loan Papers between Borrower and any Bank or any Agent, (vii) should an Event of Default or Default occur or exist each Bank and each Agent will determine in its sole and absolute discretion and for its own reasons what remedies and actions it will or will not exercise or take at that time, (viii) without limiting any of the foregoing, Borrower is not relying upon any representation or covenant by any Bank or any Agent or any representative thereof, and no such representation or covenant has been made, that any Bank or any Agent will, at the time of an Event of Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Loan Papers with respect to any such Event of Default or Default or any other provision of the Loan Papers, and (ix) each Bank has relied upon the truthfulness of the acknowledgments in this Section 14.2(b) in deciding to execute and deliver this Agreement and to make the Loans.

(c)                                  Any provision of this Agreement, the Notes or the other Loan Papers may be amended or waived if, but only if such amendment or waiver is in writing and is signed by Borrower and Required Banks (and, if the rights or duties of Administrative Agent are affected thereby, by Administrative Agent); provided that, (i) no such amendment or waiver shall (A) increase the Commitment or Maximum Credit Amount of any Bank, (B) subject any Bank to any additional obligation, or (C) amend or waive any of the provisions of Article IV or the definitions contained in Section 1.1 applicable thereto without the written consent of such Bank and (ii) no such amendment or waiver shall unless signed by all Banks (or, in the case of clauses (C) and (D), each Bank affected thereby): (A) increase the Borrowing Base, (B) amend or waive any of the provisions of Article IV or the definitions contained in Section 1.1 applicable thereto, (C) forgive any of the principal of or reduce the rate of interest on the Loans or any fees hereunder, (D) postpone the Termination Date or any date fixed for any payment of principal of or interest on the Loan or any fees hereunder, (E) change the percentages of the Aggregate Maximum Credit Amount or the number of Banks which shall be required for the Banks or any of them to take any action under this Section 14.2(c) or any other provision of this Agreement, (F) permit Borrower to assign any of its rights hereunder, (G) provide for the release or substitution of collateral for the Obligations or any part thereof other than releases required pursuant to sales of collateral which are expressly permitted by Section 9.5, (H) provide for the release of any Credit Party from its Facility Guaranty, except in connection with a transaction expressly permitted under Section 9.4, or (I) amend any provisions governing the pro rata sharing of payments among Banks in a manner to permit non-pro rata sharing of payments among Banks. Borrower, Administrative Agent and each Bank further acknowledge that any decision by Administrative Agent or any Bank to enter into any amendment, waiver or consent pursuant hereto shall be made by such Bank or Administrative Agent in its sole discretion, and in making any such decision Administrative Agent and each such Bank shall be permitted to give due consideration to any credit or other relationship Administrative Agent or any such Bank may have with Borrower, any other Credit Party or any Affiliate of any Credit Party.

Section 14.3                                Expenses; Documentary Taxes; Indemnification.

(a)                                  Borrower shall pay (i) all out-of-pocket expenses of Administrative Agent, including reasonable fees and disbursements of special counsel for Administrative Agent, in connection with the preparation of this Agreement and the other Loan Papers and, if appropriate, the recordation of the Loan Papers, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder, and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by Administrative Agent and each Bank, including fees and disbursements of counsel in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom, fees of auditors and consultants incurred in connection therewith and investigation expenses incurred by Administrative Agent and each Bank in connection therewith. Without duplication of Section 13.6, Borrower shall indemnify each Bank against any Documentary Taxes.

(b)                                 Borrower agrees to indemnify each Indemnified Entity (as defined below), upon demand, from and against any and all liabilities, obligations, claims, losses, damages, penalties, fines, actions, judgments, suits, settlements, costs, expenses or disbursements (including reasonable fees of attorneys, accountants, experts and advisors) of any kind or nature whatsoever (in this section collectively called “liabilities and costs”) which to any extent (in whole or in part) may be imposed on, incurred by, or asserted against such Indemnified Entity growing out of, resulting from or in any other way associated with any of the collateral for the Loans, the Loan Papers, or the transactions and events (including the enforcement or defense thereof) at any time associated therewith or contemplated therein (including any violation or noncompliance with any applicable environmental Laws by any Credit Party or any liabilities or duties of any Credit Party or of any Indemnified Entity with respect to Hazardous Substances found in or released into the environment).

THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY OR ARE IN ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNIFIED ENTITY,

provided only that, no Indemnified Entity shall be entitled under this Section 14.3(b) to receive indemnification for that portion, if any, of any liabilities and costs which is proximately caused by its own individual gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable judgment, or by its own individual actions with respect to the collateral for the Loans in its possession. As used in this Section 14.3(b) the term “Indemnified Entity” refers to each Bank, Administrative Agent, Letter of Credit Issuer, and each director, officer, agent, trustee, manager, attorney, employee, representative and Affiliate of any such Person.

(c)                                  The agreements in this Section 14.3 shall survive the resignation of the Administrative Agent, the Letter of Credit Issuer, the replacement of any Bank, the termination of the Total Commitment, the repayment, satisfaction or discharge of all the other Obligations, and the termination of the Loan Papers.

Section 14.4                                Right and Sharing of Set-Offs.

(a)                                  Upon the occurrence and during the continuance of any Event of Default, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of any Credit Party against any and all of the obligations now or hereafter existing under this Agreement and any Note held by such Bank, irrespective of whether or not such Bank shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Bank agrees promptly to notify such Credit Party after any such setoff and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Bank under this Section 14.4(a) are in addition to other rights and remedies (including other rights of setoff) which such Bank may have.

(b)                                 Each Bank agrees that if it shall, by exercising any right of setoff or counterclaim or otherwise, receive payment after the occurrence and during the continuance of an Event of Default of a proportion of the aggregate amount of principal and interest due with respect to the Loans which is greater than the proportion received by any other Bank in respect of the Loans, the Bank receiving such proportionately greater payment shall purchase such participations in the interests in the Loans held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans held by Banks shall be shared by Banks ratably in accordance with their respective Commitment Percentages; provided that nothing in this Section 14.4(b) shall impair the right of any Bank to exercise any right of setoff or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of any Credit Party other than its indebtedness under the Loans. Borrower agrees, to the fullest extent it may effectively do so under applicable Law, that Participants may exercise rights of setoff or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of Borrower in the amount of such participation.

Section 14.5                                Survival. All of the various representations, warranties, covenants, indemnities and agreements in the Loan Papers shall survive the execution and delivery of this Agreement and the other Loan Papers and the performance hereof and thereof, including the making or granting of the Loans and the delivery of the Notes and the other Loan Papers, and shall further survive until all of the Obligations are paid in full to Banks and Administrative Agent and all of Banks’ obligations to Borrower are terminated; provided that, to the extent expressly provided in any indemnification clause contained herein or in any other Loan Paper, such indemnification obligation shall survive payment in full of the Obligations and termination of the obligations of Banks to Borrower hereunder. All statements and agreements contained in any certificate or other instrument delivered by Borrower to any Bank or Administrative Agent under any Loan Paper shall be deemed representations and warranties by Borrower or agreements and covenants of Borrower under this Agreement. The representations, warranties and covenants made by any Credit Party (as applicable) in the Loan Papers, and the rights, powers and privileges granted to Banks and Administrative Agent in the Loan Papers, are cumulative, and, except for expressly specified waivers and consents, no Loan Paper shall be construed in the context of another to diminish, nullify, or otherwise reduce the benefit to Banks and Administrative Agent of any such representation, warranty, covenant, right, power or privilege. In particular and without limitation, no exception set out in this Agreement to any representation, warranty or covenant herein contained shall apply to any similar representation, warranty or covenant contained in any other Loan Paper, and each such similar representation, warranty or covenant shall be subject only to those exceptions which are expressly made applicable to it by the terms of the various Loan Papers.

Section 14.6                                Limitation on Interest. Each Bank, each Agent, Borrower, each other Credit Party and any other parties to the Loan Papers intend to contract in strict compliance with applicable usury Law from time to time in effect. In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Loan Papers shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the Maximum Lawful Rate. None of Borrower, any other Credit Party, nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the Maximum Lawful Rate and the provisions of this Section 14.6 shall control over all other provisions of the Loan Papers which may be in conflict or apparent conflict herewith. Each Bank and Administrative Agent expressly disavow any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated. If (a) the maturity of any Obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the Maximum Lawful Rate, or (c) any Bank or any other holder of any or all of the Obligations shall otherwise collect moneys which are determined to constitute interest which would otherwise increase the interest on any or all of the Obligations to an amount in excess of the Maximum Lawful Rate, then all such sums determined to constitute interest in excess of the Maximum Lawful Rate shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at any Bank’s or such holder’s option, promptly returned to Borrower or the other payor thereof upon such determination. In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the Maximum Lawful Rate, Administrative Agent, Banks, Borrower and the other Credit Parties (and any other payors or payees thereof) shall to the greatest extent permitted under applicable Law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the instrument evidencing the Obligations in accordance with the amounts outstanding from time to time thereunder and the Maximum Lawful Rate in order to lawfully charge the Maximum Lawful Rate.

Section 14.7                                Invalid Provisions. If any provision of the Loan Papers is held to be illegal, invalid, or unenforceable under present or future Laws effective during the term thereof, such provision shall be fully severable, the Loan Papers shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof, and the remaining provisions thereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of the Loan Papers a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

Section 14.8                                Successors and Assigns.

(a)                                  Each Loan Paper binds and inures to the parties to it, any intended beneficiary of it, and each of their respective successors and permitted assigns. Neither Borrower nor any other Credit Party may assign or transfer any rights or obligations under any Loan Paper without first obtaining all Banks’ consent, and any purported assignment or transfer without all Banks’ consent is void. No Bank may transfer, pledge, assign, sell any participation in, or otherwise encumber its portion of the Obligations except as permitted by clauses (b) or (c) below.

(b)                                 Any Bank may (subject to the provisions of this section, in accordance with applicable Law, in the ordinary course of its business, and at any time) sell to one or more Persons (each a “Participant”) participating interests in its portion of the Obligations. The selling Bank remains a “Bank” under the Loan Papers, the Participant does not become a “Bank” under the Loan Papers, and the selling Bank’s obligations under the Loan Papers remain unchanged. The selling Bank remains solely responsible for the performance of its obligations and remains the holder of its share of the outstanding Loans for all purposes under the Loan Papers. Borrower and Administrative Agent shall continue to deal solely and directly with the selling Bank in connection with that Bank’s rights and obligations under the Loan Papers, and each Bank must retain the sole right and responsibility to enforce due obligations of Borrower and/or any other Credit Party. Participants have no rights under the Loan Papers except certain voting rights as provided below. Subject to the following, each Bank may obtain (on behalf of its Participants) the benefits of Article XIII with respect to all participations in its part of the Obligations outstanding from time to time so long as Borrower is not obligated to pay any amount in excess of the amount that would be due to that Bank under Article XIII calculated as though no participations have been made. No Bank may sell any participating interest under which the Participant has any rights to approve any amendment, modification, or waiver of any Loan Paper except to the extent such amendment, modification or waiver would (i) extend the Termination Date, (ii) reduce the interest rate or fees applicable to the Commitments or any portion of the Loans in which such Participant is participating, or postpone the payment of any thereof, or (iii) release all or substantially all of the collateral or guarantees securing any portion of the Aggregate Maximum Credit Amount or the Loans in which such Participant is participating. In addition, each agreement creating any participation must include an agreement by the Participant to be bound by the provisions of Section 14.14.

(c)                                  Each Bank may make assignments to the Federal Reserve Bank. Each Bank may also assign to one or more assignees (each an “Assignee”) all or any part of its rights and obligations under the Loan Papers so long as (i) the Administrative Agent consents in writing thereto (such consent not to be unreasonably withheld), provided that no such consent shall be required for an assignment to a Bank, (ii) Borrower consents in writing thereto (such consent not to be unreasonably withheld), provided that no such consent shall be required for an assignment to a Bank, an Affiliate of a Bank, or, if an Event of Default exists, any other assignee, (iii) the assignor Bank and Assignee execute and deliver to Administrative Agent an assignment and assumption agreement in substantially the form of Exhibit G (an “Assignment and Assumption Agreement”) and pay to Administrative Agent a processing fee of $3,500, (iv) the Assignee acquires an identical percentage interest in the Maximum Credit Amount of the assignor Bank and an identical percentage of the interests in the outstanding Loans held by such assignor Bank, and (v) the conditions (including minimum amounts of the Aggregate Maximum

Credit Amount that may be assigned or that must be retained) for that assignment set forth in the applicable Assignment and Assumption Agreement are satisfied. The “Effective Date” in each Assignment and Assumption Agreement must (unless a shorter period is agreeable to Borrower and Administrative Agent) be at least five Business Days after it is executed and delivered by the assignor Bank and Assignee to Administrative Agent and Borrower for acceptance. Once that Assignment and Assumption Agreement is accepted by Administrative Agent and Borrower, then, from and after the Effective Date stated in it (A) Assignee automatically becomes a party to this Agreement and, to the extent provided in that Assignment and Assumption Agreement, has the rights and obligations of a Bank under the Loan Papers, (B) the assignor Bank, to the extent provided in that Assignment and Assumption Agreement, is released from its obligations to fund Borrowings under this Agreement and its reimbursement obligations under this Agreement and, in the case of an Assignment and Assumption Agreement covering all of the remaining portion of the assignor Bank’s rights and obligations under the Loan Papers, that Bank ceases to be a party to the Loan Papers, (C) Borrower shall execute and deliver to the assignor Bank and Assignee the appropriate Notes in accordance with this Agreement following the transfer, (D) upon delivery of the Notes under clause (C) preceding, the assignor Bank shall return to Borrower all Notes previously delivered to that Bank under this Agreement, and (E) Schedule 1 hereto is automatically deemed to be amended to reflect the name, address, telecopy number, and Maximum Credit Amount of Assignee and the remaining Maximum Credit Amount (if any) of the assignor Bank, and Administrative Agent shall prepare and circulate to Borrower and Banks an amended Schedule 1, reflecting those changes.

Section 14.9                                Applicable Law and Jurisdiction. THIS AGREEMENT (INCLUDING THE VALIDITY AND ENFORCEABILITY HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, OTHER THAN CONFLICT OF LAWS RULES THEREOF. Any legal action or proceeding against Borrower with respect to this Agreement or any Loan Paper may be brought in the courts of the State of New York, the U.S. Federal Courts in such state, sitting in the County of New York, or in the courts of any other jurisdiction where such action or proceeding may be properly brought, and Borrower hereby irrevocably accepts the jurisdiction of such courts for the purpose of any action or proceeding. Borrower irrevocably consents to the service of process out of said courts by the mailing thereof by Administrative Agent by U.S. registered or certified mail postage prepaid to Borrower at its address designated on the signature pages hereto. Borrower agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by Law. Nothing in this Section 14.9 shall affect the rights of any Bank or Administrative Agent to serve legal process in any other manner permitted by Law or affect the right of any Bank or Administrative Agent to bring any action or proceeding against Borrower or its properties in the courts of any other jurisdiction. To the extent that Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to either itself or its property, Borrower hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the other Loan Papers. Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any Loan Paper brought in the Supreme Court of the State of New York, County of New York or the U.S. District Court for the Southern District of New York, and hereby further irrevocably waives any claims that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 14.10                          Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when Administrative Agent shall have received counterparts hereof signed by all of the parties hereto or, in the case of any Bank as to which an executed counterpart shall not have been received, Administrative Agent shall have received telegraphic or other written confirmation from such Bank of execution of a counterpart hereof by such Bank.

Section 14.11                          No Third Party Beneficiaries. It is expressly intended that there shall be no third party beneficiaries of the covenants, agreements, representations or warranties herein contained other than Participants and Assignees permitted pursuant to Section 14.8 and Affiliates of any Bank which hold any part of the Obligations.

Section 14.12                          COMPLETE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN PAPERS COLLECTIVELY REPRESENT THE FINAL AGREEMENT BY AND AMONG BANKS, ADMINISTRATIVE AGENT AND BORROWER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF BANKS, ADMINISTRATIVE AGENT AND BORROWER. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN OR AMONG BANKS, ADMINISTRATIVE AGENT AND BORROWER.

Section 14.13                          WAIVER OF JURY TRIAL, PUNITIVE DAMAGES, ETC. BORROWER, ADMINISTRATIVE AGENT, AND EACH BANK HEREBY (a) KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN PAPERS OR ANY TRANSACTION CONTEMPLATED THEREBY OR ASSOCIATED THEREWITH, BEFORE OR AFTER MATURITY; (b) IRREVOCABLY WAIVE, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY “SPECIAL DAMAGES,” AS DEFINED BELOW; (c) CERTIFY THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (d) ACKNOWLEDGE THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER LOAN PAPERS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION. AS USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENT OR FUNDS WHICH ANY PARTY HERETO HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO.

Section 14.14                          Confidential Information. Administrative Agent and each Bank agree that all documentation and other information made available by any Credit Party to any Agent or any Bank under the terms of this Agreement shall (except to the extent such documentation or other information is publicly available or hereafter becomes publicly available other than by action of Administrative Agent or such Bank, or was therefore known or hereinafter becomes known to Administrative Agent or such Bank independent of any disclosure thereto by any Credit Party) be held in the strictest confidence by Administrative Agent or such Bank and used solely in the administration and enforcement of the Loans from time to time outstanding from such Bank to Borrower and in the prosecution or defense of legal proceedings arising in connection herewith; provided that (a) Administrative Agent or such Bank may disclose documentation and information to Administrative Agent and/or any Bank which is a party to this Agreement or any Affiliates thereof, and (b) Administrative Agent or such Bank may disclose such documentation or other information to any other bank or other Person to which such Bank sells or proposes to make an assignment or sell a participation in the Loans hereunder if such other bank or Person, prior to such disclosure, agrees in writing to be bound by the terms of the confidentiality statement customarily employed by Administrative Agent in connection with such potential transfers. Notwithstanding the foregoing, nothing contained herein shall be construed to prevent Administrative Agent or a Bank from (i) making disclosure of any information (A) if required to do so by applicable Law or regulation or accepted banking practices, (B) to any governmental agency or regulatory body having or claiming to have authority to regulate or oversee any aspect of such Bank’s business or that of such Bank’s corporate parent or Affiliates in connection with the exercise of such authority or claimed authority, (C) pursuant to any subpoena or if otherwise compelled in connection with any litigation or administrative proceeding, (D) to correct any false or misleading information which may become public concerning such Person’s relationship to any Credit Party, or (E) to the extent Administrative Agent or such Bank or its counsel deems necessary or appropriate to effect or preserve its security for the Obligations or any portion thereof or to enforce any remedy provided in this Agreement, or any other Loan Paper, or otherwise available by law; or (ii) making, on a confidential basis, such disclosures as such Bank reasonably deems necessary or appropriate to its legal counsel or accountants (including outside auditors). If Administrative Agent or such Bank is compelled to disclose such confidential information in a proceeding requesting such disclosure, Administrative Agent or such Bank shall seek to obtain assurance that such confidential treatment will be accorded such information; provided that, neither Administrative Agent nor any Bank shall have any liability for the failure to obtain such treatment.

Section 14.15                          No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Paper), Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger, are arm’s- length commercial transactions between Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (ii) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Papers; (b)(i) each of the Administrative Agent and each Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower or any of its Affiliates, or any other Person and (ii) neither the Administrative Agent nor any Arranger has any obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Papers; and (c) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests to Borrower or its Affiliates. To the fullest extent permitted by law, Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 14.16                          USA Patriot Act Notice. Each Bank that is subject to the Act (as hereinafter defined) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Bank or the Administrative Agent, as applicable, to identify each Credit Party in accordance with the Act.

Section 14.17                          Intercreditor Agreement. Each Bank hereby acknowledges that it has received and reviewed the Intercreditor Agreement and agrees to be bound by the terms thereof. Each Bank (and each Person that becomes a Bank hereunder pursuant to Section 14.8) hereby authorizes and directs the Administrative Agent to enter into the Intercreditor Agreement on behalf of such Bank and agrees that the Administrative Agent may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective Authorized Officers effective as of the day and year first above written.

BORROWER:

LAREDO PETROLEUM, INC., a Delaware corporation

By:	/s/ W. Mark Womble
Name:	W. Mark Womble
Title:	Senior Vice President, Chief Financial
Officer and Secretary

Address for Notice:

Laredo Petroleum, Inc.
15 W. 6th Street, Suite 1800
Tulsa, OK 74119
Attn: Randy A. Foutch
Telephone: 918-513-4570
Telecopy: 918-513-4571
Email: rfoutch@laredopetro.com

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A.

By:	/s/ Renita Cummings
Name:	Renita Cummings
Title:	Assistant Vice President

[Signature Page 1 to Credit Agreement]

BANKS:

BANK OF AMERICA, N.A.

By:	/s/ Stephen J. Hoffman
Name:	Stephen J. Hoffman
Title:	Managing Director

WELLS FARGO BANK, N.A.

By:	/s/ Matt Coleman
Name:	Matt Coleman
Title:	Assistant Vice President

JPMORGAN CHASE BANK, N.A.

By:	/s/ Stephen L. Lescher
Name:	Stephen L. Lescher
Title:	Senior Vice President

BANK OF MONTREAL

By:	/s/ Gumaro Tijerina
Name:	Gumaro Tijerina
Title:	Director

[Signature Page 2 to Credit Agreement]

CAPITAL ONE, N.A.

By:	/s/ Eric Broussard
Name:	Eric Broussard
Title:	Senior Vice President

UNION BANK, N.A.

By:	/s/ Zachary Holly
Name:	Zachary Holly
Title:	Investment Banking Officer

BANK OF NOVA SCOTIA

By:	/s/ John Frazell
Name:	John Frazell
Title:	Director

BANK OF OKLAHOMA, N.A.

By:	/s/ Pam P. Schloeder
Name:	Pam P. Schloeder
Title:	Senior Vice President

[Signature Page 3 to Credit Agreement]

COMPASS BANK

By:	/s/ Kathleen J. Bowen
Name:	Kathleen J. Bowen
Title:	Senior Vice President

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By:	/s/ Mark Roche
Name:	Mark Roche
Title:	Managing Director

SOCIETE GENERALE

By:	/s/ Cameron Null
Name:	Cameron Null
Title:	Vice President

[Signature Page 4 to Credit Agreement]